UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
Brookline Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
☐	$500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

March 31, 2023

Dear Stockholder,

I am pleased to invite you to the Brookline Bancorp, Inc. 2023 Annual Meeting of Stockholders (the "Annual Meeting") which will be held by means of remote communication at 11:00 a.m., Eastern Time, on May 10, 2023. To attend the Annual Meeting please visit: www.virtualshareholdermeeting.com/BRKL2023.

On January 1, 2023, we completed the acquisition of PCSB Financial Corporation and PCSB Bank. We are pleased to welcome the former stockholders of PCSB Financial Corporation to our Company. Over the past several months our teams have worked diligently to onboard PCSB Bank customers and colleagues to our family of banks.

As in prior years, we are making proxy materials for the Annual Meeting available to our stockholders primarily through the Internet. As part of our overall commitment to environmental responsibility, we continue to seek opportunities to reduce waste and our impact on the environment whenever possible. The electronic delivery of our proxy materials provides a more efficient and environmentally friendly way of delivering materials to our stockholders. We encourage you to read our Proxy Statement, Annual Report on Form 10-K, and the Annual Letter from the Chief Executive Officer, which comprise this year’s proxy materials.

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, it is important that your shares be represented. Please vote your shares at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time before it is exercised as further explained in the Proxy Statement.

On behalf of the Board of Directors and our employees, we thank you for your continued support.

Sincerely,

Paul A. Perrault
Chairman and Chief Executive Officer

131 Clarendon Street, Boston, Massachusetts 02116
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are invited to attend the 2023 Annual Meeting of Stockholders (the "Annual Meeting") of Brookline Bancorp, Inc. (the "Company") to be held on Wednesday, May 10, 2023 at 11:00 a.m., Eastern Time, for the following purposes, as more fully described in the attached proxy statement (the “Proxy Statement”):

	Proposal	Board Recommendation
1.	To elect the four nominees named in the Proxy Statement, each to serve for a three-year term and until his or her respective successor is duly elected and qualified.	For each nominee
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.	For
3.	To hold a non-binding advisory vote on the compensation of our named executive officers ("say on pay").	For
4.	To hold a non-binding advisory vote on the frequency of future "say on pay" votes.	1 Year
5.	To transact such further business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

To attend the virtual Annual Meeting please visit: www.virtualshareholdermeeting.com/BRKL2023. Stockholders of record on March 17, 2023 (the "Record Date"), may attend the virtual meeting by going to the virtual Annual Meeting website and entering the 16-digit control number included on their proxy card.

As in prior years, we are making the proxy materials for the Annual Meeting available to our stockholders primarily via the Internet to expedite your receipt of proxy materials, lower the cost of the Annual Meeting, and help conserve natural resources as part of our commitment to environmental sustainability. On March 31, 2023, we will send to our stockholders (other than those who have previously requested electronic or paper delivery of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement, our 2022 Annual Report on Form 10-K, and our Annual Letter from the Chief Executive Officer along with instructions on how to vote via the Internet or by telephone. Commencing ten days after the issuance of the Notice of Internet Availability of Proxy Materials, a proxy card will be mailed to stockholders of record.
Only stockholders of record as of the close of business on March 17, 2023 are entitled to receive notice of, to attend, and to vote at the Annual Meeting. In accordance with Delaware law, for ten days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116. The list will also be available at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time before the Annual Meeting. Please refer to the “General Information” section of the Proxy Statement for additional information.

Sincerely,

Marissa Martin
General Counsel and Corporate Secretary
Boston, Massachusetts
March 31, 2023

131 Clarendon Street
Boston, Massachusetts 02116
PROXY STATEMENT
2023 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

Notice of this Proxy Statement was first mailed to stockholders of record of Brookline Bancorp, Inc. on March 31, 2023 in connection with the solicitation of proxies by our Board of Directors for the 2023 Annual Meeting of Stockholders (the "Annual Meeting"). Commencing ten days after the mailing of the Notice of Internet Availability of Proxy Materials, a proxy card will be mailed to stockholders of record.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on May 10, 2023

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available on our website at www.brooklinebancorp.com. Printed copies of these documents may be obtained by contacting the Company’s transfer agent, Broadridge Corporate Issuer Solutions ("Broadridge"). Please have your proxy card available when you contact Broadridge. Contact information for Broadridge is as follows:

•Telephone: 1-800-579-1639
•Email: sendmaterial@proxyvote.com
•Online: www.proxyvote.com

We encourage you to consider the environment before requesting printed copies of these materials.

Attendance at the Meeting

The Annual Meeting will be conducted solely by means of remote communication, i.e. virtually, at 11:00 a.m., Eastern Time, on May 10, 2023. Following the conclusion of the meeting, stockholders will have the opportunity to ask questions. All stockholders of record on March 17, 2023 (the "Record Date") are invited to participate in the Annual Meeting. We have structured the format of the Annual Meeting to provide stockholders with the same rights as if the meeting were held in person, including the ability to vote shares electronically during the Annual Meeting and ask questions in accordance with the rules of conduct for the Annual Meeting.

The virtual location will be: www.virtualshareholdermeeting.com/BRKL2023. Reference in this Proxy Statement to attendance at the Annual Meeting shall refer to virtual attendance.

To participate in the Annual Meeting, on the day of the Annual Meeting, please visit the virtual meeting link. You will need your 16-digit control number included on your notice or proxy card to access the virtual Annual Meeting.

Beneficial stockholders who do not have a control number should follow the instructions provided on the voting instruction card provided by your broker, bank or other nominee.

Only stockholders with a valid control number will be allowed to ask questions during the Annual Meeting. Management will answer questions relevant to Annual Meeting matters live during the meeting as time allows.

If you have any technical difficulties or any questions regarding the virtual Annual Meeting website, please call the support team at the numbers listed on the log-in screen. If there are any technical issues in convening or hosting the Annual Meeting, we will promptly post information to our Investor Relations website, www.brooklinebancorp.com, including information on when the Annual Meeting will be reconvened.

Electronic entry to the meeting will begin at 10:45 a.m., Eastern Time, and the meeting will begin promptly at 11:00 a.m., Eastern Time, on May 10, 2023.

What items will be voted on at the Annual Meeting?

You are being asked to vote on the following items at the Annual Meeting:

	Proposal	Board Recommendation
1.	To elect the four nominees named in the Proxy Statement, each to serve for a three-year term and until his or her respective successor is duly elected and qualified.	For each nominee
2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.	For
3.	To hold a non-binding advisory vote on the compensation of our named executive officers ("say on pay").	For
4.	To hold a non-binding advisory vote on the frequency of future "say on pay" votes.	1 Year
5.	To transact such further business as may properly come before the Annual Meeting, or any adjournment or postponement thereof. Please note that at this time we are not aware of any such business.

Who may vote at the Annual Meeting?

Each share of the Company’s common stock has one vote on each matter. As of the Record Date, there were 88,959,496 shares of the Company’s common stock issued and outstanding. Only those stockholders of record as of the close of business on the Record Date are entitled to receive notice of and vote at the Annual Meeting.

What Constitutes a Quorum?

The presence, in person or by proxy, of holders of a majority of all of the shares of common stock entitled to vote at the Annual Meeting constitute a quorum for the transaction of business at the Annual Meeting. Each share of common stock entitled to vote on the Record Date is entitled to one vote on each matter properly submitted at the Annual Meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

What is a broker non-vote?

If you are a beneficial owner of shares held in a brokerage account and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of New York Stock Exchange (“NYSE”) (which in this matter also apply to Nasdaq-listed companies), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your uninstructed shares on matters considered to be “routine” under NYSE rules but not with respect to “non-routine” matters. A broker non-vote occurs when a broker, bank or other agent has not received voting instructions from the beneficial owner of the shares and the broker, bank, or other agent cannot vote the shares because the matter is considered “non-routine” under NYSE rules. Proposals 1, 3 and 4 are considered to be “non-routine” under NYSE rules such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 2 is considered to be a “routine” matter under NYSE rules so that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2. See below for a discussion of the impact on broker non-votes on vote counting.

What is the voting requirement to approve each proposal?

For Proposal 1, a nominee for director in an uncontested election must receive a majority of the votes cast as to such nominee in order to be elected as director. Any incumbent director who does not receive the required vote for reelection will promptly offer to resign from the Company's Board of Directors (the "Board of Directors" or the "Board"). Within 90 days after the date of certification of the election results, the Board of Directors will determine whether to accept or reject such director’s offer to resign.

Approval of Proposals 2, 3, and 4 require the affirmative vote of a majority of the votes cast at the Annual Meeting.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with Proposals 1, 2, and 3. With regard to Proposal 4, votes for "one year," "two years", or "three years" will be counted to determine the number of votes received in connection with the proposal. If you “abstain” from voting for Proposals 1, 2, 3, and 4, it will have the same effect as if your vote was not cast with respect to each such proposal, and this will have no effect on the outcome. A broker non-vote will have no effect on the outcome of Proposals 1, 2, 3, and 4.

How do I vote?

Voting at the Virtual Annual Meeting. If you are a stockholder of record and attend the virtual Annual Meeting, you may vote at the virtual meeting at the designated time during the meeting. To attend the virtual Annual Meeting, you must be a stockholder on the Record Date. You may attend and vote your shares at the Annual Meeting by visiting www.virtualshareholdermeeting.com/BRKL2023 and entering the 16-digit control number on your proxy card. Please refer to "Attendance at the Meeting", above, for more information on how to access the Annual Meeting.

Voting by Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock in your own name as a holder of record with Broadridge, you may instruct the proxyholders named in the proxy card how to vote your shares of common stock in one of the following ways:

•Vote by Internet. You may vote via the Internet by following the instructions on your proxy card. The website for Internet voting is printed on your proxy card. Please have your proxy card in hand. Internet voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 9, 2023. You will receive a series of instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote via the Internet, you do not need to return your proxy card.
•Vote by Telephone. You may vote by telephone by calling the toll-free number listed on your proxy card. Telephone voting is available 24 hours per day until 11:59 p.m., Eastern Time, on May 9, 2023. When you call, please have your proxy card in hand. You will receive a series of voice instructions that will allow you to vote your shares of common stock. You will also be given the opportunity to confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.
•Vote by Mail. If you would like to vote by mail, upon receipt of the proxy card, please mark, sign and date your proxy card and return it promptly to Broadridge, in the postage-paid envelope provided.
Voting by Proxy for Shares Registered in Street Name. If your shares of common stock are held by a broker, a bank, or other nominee in "street name", you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of common stock voted.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. Where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted by the proxyholders in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxyholders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Will other matters be voted on at the Annual Meeting?

We are not currently aware of any other matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any other matters not described in the Proxy Statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxyholders.

May I revoke my proxy instructions?

You may revoke your proxy at any time before it has been exercised by:

•filing a written revocation with the Corporate Secretary of Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116;

•submitting a new proxy by telephone, or by the Internet, or by submitting a new proxy card after the time and date of the previously submitted proxy card; or

•appearing at the Annual Meeting and voting at the Annual Meeting.

If you are a stockholder of record as of the Record Date attending the virtual Annual Meeting, you may vote in person whether or not a proxy has been previously given, but your presence (without further action) at the virtual Annual Meeting will not constitute revocation of a previously given proxy.

What is householding?

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one Notice of Annual Meeting. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our Notice of Annual Meeting to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our Notice of Annual Meeting, you may be able to request householding by contacting your broker, bank or other nominee.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties except as necessary to meet applicable legal requirements, to allow for the tabulations and certification of votes, and to facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and the Board.

Where can I find voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by a representative from Broadridge, who will serve as inspector of election, and filed with the Securities and Exchange Commission (“SEC”) on a Form 8-K within four business days following the completion of the Annual Meeting.

How can I view the Company’s proxy materials for the Annual Meeting on the Internet?

The Company’s proxy materials are available on the Company’s website at www.brooklinebancorp.com. Additional information regarding the Company and its subsidiaries, Bank Rhode Island, Brookline Bank, and PCSB Bank (the "Banks") may be found at the following websites: www.bankri.com, www.brooklinebank.com and www.pcsb.com.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board currently consists of fifteen directors. All of the Company’s directors are independent under the current listing standards of the Nasdaq Stock Market LLC ("Nasdaq"), except for Mr. Perrault, who currently serves as Chief Executive Officer of the Company and Chairman of the Board of Directors. Four directors will be elected at the Annual Meeting to serve for a three-year term and until their respective successors have been duly elected. Proxies cannot be voted for a greater number of persons than the number of nominees named in the proxy.

The Board has nominated Margaret Boles Fitzgerald, Bogdan Nowak, Merrill W. Sherman, and Peter O. Wilde for election as directors, each of whom has agreed to serve if so elected. Please refer to the sections entitled Nominees for Director and Stock Ownership of Directors and Management for additional information regarding the nominees.

The following includes a discussion of the business experience for the past five years for each of our nominees and continuing directors. The biographical description below for each nominee includes specific experience, qualifications, attributes and skills that led to the conclusion by the Company’s Nominating and Governance Committee and the Board of Directors that such person should serve as a director of the Company. On an annual basis, the Nominating and Governance Committee evaluates the specific skills and experience that each director standing for election provides to the Company. The Nominating and Governance Committee weighs the value of experience on the Board, along with these skills in determining whether an existing director should be nominated to stand for reelection. The Nominating and Governance Committee also considers the banking industry specific skills and experience each director brings to the Board. The biographical description below for each director who is not standing for election includes the specific experience, qualifications, attributes and skills that the Company’s Nominating and Governance Committee and the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director. The Company’s Nominating and Governance Committee and the Board of Directors did not currently evaluate whether these directors should serve as directors, as the terms for which they have been previously elected continue beyond the Annual Meeting.

In addition to the information presented below regarding each person’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to the Company and its stockholders.

Each of the Company’s directors currently serves as a director of Brookline Bank. Mr. Perrault also serves as a director of Bank Rhode Island and PCSB Bank.

Nominees for Director

Margaret Boles Fitzgerald.  Ms. Boles Fitzgerald is Chair Emerita and a director of the Board of The Henry Luce Foundation.  From 2010 to 2014, Ms. Boles Fitzgerald served as the Director of Corporate and Foundation Relations at Boston Health Care for the Homeless Program (“BHCHP”) and from 2009 through 2010 she served as Director of Alumni Communications and Stewardship at Emmanuel College.  From 1995 until 2009, Ms. Boles Fitzgerald served as Executive Vice President and Director of Community Relations at Hill Holliday Advertising in Boston. From 1978 until 1995, she worked in various capacities at Hill Holliday including senior positions in media, public relations, non-profit account management, and community relations.  Ms. Boles Fitzgerald was on the Board of Directors of Associated Grant Makers from 1993 to 1999 and served as Chair from 1995 to 1999.  Ms. Boles

PROPOSAL 1: ELECTION OF DIRECTORS

Fitzgerald continues to work in consulting and volunteer roles with local non-profit organizations including the Museum of Fine Arts, The Salvation Army of Massachusetts Bay (State Advisory Board), Harvard Art Museums (Chair, American Art Committee), The Latham Centers/Cape Cod (advisor to Capital Campaign), the Roy T. Morgan Foundation (Trustee), and she serves on the Board of Overseers of Boston’s NPR station, WBUR, as well as the Philanthropic Advisory Council of BHCHP.  Additionally, she is engaged as a communications consultant and a freelance writer and editor for a number of nonprofits and corporations, including Boston Healthcare for the Homeless Program and the Liberty Mutual Insurance Company Foundation. Ms. Boles Fitzgerald is a graduate of Bucknell University. Ms. Boles Fitzgerald serves on the Company’s Audit and Risk Committees.  Ms. Boles Fitzgerald’s extensive work with community service agencies, her leadership roles in non-profit management (governance, program, administration, and financial), and executive experience in private foundations (local and national) provide her with valuable skills to share with the Board in its management of the Company’s business.

Bogdan Nowak. Mr. Nowak joined the Board in January 2012 following the Company’s acquisition of Bancorp Rhode Island, Inc. and Bank Rhode Island, where he had served as a director since 2002. Mr. Nowak is the founder and President of Rhode Island Novelty, Inc., established in 1986. Headquartered in Fall River, Massachusetts, Rhode Island Novelty, Inc. is the nation’s leading importer and wholesale distributor of novelty toys. Mr. Nowak serves on the Company’s Audit Committee and as Chair of the Compensation Committee, and Nominating and Governance Committee. Mr. Nowak’s experience as a successful entrepreneur, his understanding of business operations and finances, and knowledge of corporate governance matters qualify him to serve on the Board of Directors.

Merrill W. Sherman. Ms. Sherman joined the Board in January 2012 following the Company’s acquisition of Bancorp Rhode Island, Inc. and Bank Rhode Island. Ms. Sherman served as President and Chief Executive Officer of Bancorp Rhode Island, Inc. and Bank Rhode Island from 1996 until 2012. Previously, Ms. Sherman served as President and Chief Executive Officer of two other New England community banks. Ms. Sherman is active in the Rhode Island community; she serves as a director of the Rhode Island Public Television Foundation and as a trustee of Johnson and Wales University. Ms. Sherman served a director of Blue Cross/Blue Shield of Rhode Island until February 2022 when term limits required she step down. Ms. Sherman supports and has served on the boards of a number of Rhode Island non profit and civic entities. Ms. Sherman serves on the Company’s Executive and Risk Committees. Ms. Sherman’s years of service as the chief executive officer of several banks provide her with experience in banking and operations matters which, combined with her leadership in the Rhode Island community, provides value to the Board in its management of the Company’s business.

Peter O. Wilde. Mr. Wilde was President of Tuftane Extrusion Technologies, Inc., a manufacturing company, from 1998 until his retirement in 2009. In 1997, Mr. Wilde was a Managing Director of Beckwith Bemis Incorporated, a coatings and finishing company. From 1991 to 1997, Mr. Wilde served as Vice President of Finance and Administration at Ran Demo, Inc., a materials technology company. Mr. Wilde serves as Chairman of the Company’s Risk Committee and serves on the Company’s Credit and Executive Committees. Mr. Wilde’s experience as a manager and owner of several businesses provides the Board of Directors with considerable knowledge concerning the risks associated with lending to commercial companies and small businesses.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES
TO THE BOARD OF DIRECTORS LISTED ABOVE

PROPOSAL 1: ELECTION OF DIRECTORS

Terms to Expire in 2024

John J. Doyle, Jr. Mr. Doyle served as President and Chief Executive Officer of Randolph Savings Bank, from 2009 until 2013. From 2007 to 2009, Mr. Doyle served as the President and Chief Executive Officer of Commonwealth Cooperative Bank. From 2002 to 2007, Mr. Doyle served as the President and Chief Executive Officer of North Abington Cooperative Bank. Earlier in his career, from 1969 until 1991, Mr. Doyle was a partner at KPMG LLP. As a member of the Board, Mr. Doyle serves on the Company’s Audit, Compensation, and Nominating and Governance Committees. Mr. Doyle’s experience as a partner at KPMG LLP, a long-time bank consultant, and as the chief executive officer of several banks provides him with a unique perspective on the Company’s challenges and opportunities.

Willard I. Hill, Jr. Mr. Hill joined the Board in January 2023 following the Company’s acquisition of PCSB Financial Corporation and PCSB Bank, where he had served as a director since 2017. Mr. Hill is a retired attorney and business executive. Prior to his retirement in 2013, Mr. Hill served as Managing Director, Chief Marketing and Communications Officer and Head of Government Relations for MBIA Inc., a major financial guarantee insurance company. Mr. Hill previously served on MBIA’s executive management team as global Chief Compliance Officer, and separately as Head of Investor Relations. Before joining MBIA, Mr. Hill served as president of the government deferred compensation business at ING US Financial Services (now Voya Financial) and he held senior executive positions in the legal and business divisions at Aetna, Inc. Mr. Hill earned his MBA from the University of Connecticut School of Business in 1991. He earned a Juris Doctor from Howard University School of Law in 1979 and a B.A. from Fisk University in 1976. He is a member of the bar in several states, including New York. Mr. Hill serves on the Board of Directors on the Council for Economic Education and is a former Vice Chairman of the Board of Directors of Feeding Westchester. Mr. Hill's provides the Company with valuable perspective on the Company's activities due to his prior experience as a director of another public company financial institution as well as his professional experience as an attorney and in a large financial insurance and wealth management company.
Thomas J. Hollister. Mr. Hollister is the Chief Financial Officer and Vice President of Finance of Harvard University, a position he has held since May 2015. Mr. Hollister is the former Chairman of the Board of the Greater Boston Chamber of Commerce and serves as an ex-officio member of the Executive Committee. He previously served as board chair of Charter One Bank, Citizens Bank of Massachusetts, Citizens Capital Corporation, The Initiative for a New Economy, and Massachusetts Community Banking Council. From 2006 to 2013, Mr. Hollister served in various capacities at Global Partners LP, an energy midstream logistics and marketing company, from which he retired as Chief Operating Officer and Chief Financial Officer in 2013. Prior to joining Global Partners, Mr. Hollister was a Vice Chairman of Citizens Financial Group, the U.S. arm of the Royal Bank of Scotland, and prior to that he served as an Executive Vice President at Bank of Boston. In addition to his board chair roles, Mr. Hollister has served on other boards including Global Partners LP, Macomber Construction Company, the Massachusetts Bankers Association, Rhode Island Hospital Trust Company, The Massachusetts Housing Investment Corporation, and Savings Bank Life Insurance of Massachusetts. Mr. Hollister currently serves on the board of directors of: Harvard Management Company, Controlled Risk Insurance Company, Ltd., CRICO Insurance Company, and the Andover Companies. He is a Trustee Emeritus of Wheaton College and an Honorary Life Director of The Greater Boston Chamber of Commerce. Mr. Hollister serves as the Chair of the Company's Audit Committee and serves on the Company's Risk and Executive Committees. Mr. Hollister provides the Board with valuable perspective on the Company's activities as a result of his experience as the Chief Operating Officer and Chief Financial Officer of a Fortune 500 company, the former Vice Chair of a large financial institution, and his leadership roles on the boards of several other organizations.

PROPOSAL 1: ELECTION OF DIRECTORS

Charles H. Peck. Mr. Peck served as the Senior Loan Officer of Brookline Bank from 1970 until April 2000, and as the President of Brookline Bank from April 2000 until his retirement in December 2010. Mr. Peck also provided consulting services to Brookline Bank from 2011 to 2016. Mr. Peck serves on the Company’s Credit and Executive Committees. As the former President and Senior Loan Officer of Brookline Bank for many years, Mr. Peck provides the Board with considerable knowledge about the Company’s activities and guidance with respect to the commercial markets in which the Company operates.

Paul A. Perrault. Mr. Perrault currently serves as Chief Executive Officer of the Company and Chairman of Board of Directors for Brookline Bancorp, Inc. and Brookline Bank. From 2009 through 2016, Mr. Perrault served as Chief Executive Officer of Brookline Bank. From 2011 through 2016, Mr. Perrault served as President and Chief Executive Officer of Brookline Bank. Mr. Perrault also serves as a member of the Board of Directors of Bank Rhode Island. During January 2009, Mr. Perrault was the Chief Executive Officer of Sovereign Bancorp, Inc. From 1990 through 2007, Mr. Perrault was President and Chief Executive Officer of Chittenden Corporation and, additionally, from 1998 through 2007, he served as Chairman of Chittenden Corporation. Mr. Perrault is a member of the Board of Trustees of Salve Regina University in Newport, Rhode Island. Mr. Perrault provides the Board of Directors with broad perspective on the Company's strategies, challenges and opportunities as a result of his role as the Chief Executive Officer of the Company and his long-time successful experience as the chief executive officer of a larger commercial bank.

Joseph J. Slotnik. Mr. Slotnik served as the managing partner of the Boston office of L.F. Rothschild, later known as L.F. Rothschild, Unterberg, Towbin, a brokerage and investment firm, until his retirement in 1988. Mr. Slotnik currently serves the Company’s Lead Director. Mr. Slotnik serves as Chair of the Executive Committee and as a member of the Risk, Compensation, and Nominating and Governance Committees. Mr. Slotnik provides valuable insight concerning the Company’s activities based on his long-time service as an independent director of the Company and his prior experience as the managing partner of a brokerage and investment firm.

Term to Expire in 2025

Joanne B. Chang. Ms. Chang is the chef, co-owner, and founder of Flour, a bakery and café with several locations throughout Boston, Massachusetts, as well as Myers + Chang, an Asian fusion restaurant that she has co-owned with her husband since 2009, also located in Boston. Ms. Chang is an author, television personality, and philanthropist. Before becoming a chef, Ms. Chang served as a management consultant at the Monitor Group. Ms. Chang is an avid athlete, having run the Boston Marathon 15 years in a row. She is also an active member of Boston’s volunteer community. Ms. Chang graduated from Harvard College with a degree in Applied Mathematics and Economics. Ms. Chang serves on the Company's Audit, Compensation, and Nominating and Governance Committees. We believe that Ms. Chang’s experience as an entrepreneur, her business acumen running several small businesses and her extensive knowledge of the greater Boston market provides a unique perspective to the opportunities and challenges the Company encounters.
David C. Chapin. Mr. Chapin is a Principal of Chapin Properties Team Ltd., a real estate investment, appraisal and property management company. The Company was founded in 2004 and Mr. Chapin has served as Principal since its inception. From 1998 to August 2004, Mr. Chapin was a Principal of T. H. Niles Real Estate Group, Inc., a property management, real estate appraisal and brokerage company. Mr. Chapin is an active member of the community and is an elected member of the Wellesley Board of Assessors, a director of Wellesley Senior Living, Inc. (a non-profit real estate owner), and a director of

PROPOSAL 1: ELECTION OF DIRECTORS

the Advisory Board of Dartmouth Hockey. Mr. Chapin serves as Chairman of the Company’s Credit Committee and serves on the Executive Committee. Mr. Chapin is a valuable resource in evaluating and monitoring the risks associated with real estate lending, the Company’s most significant area of activity, due to his extensive knowledge of and experience in the real estate market in which the Company originates commercial and residential mortgage loans.

John A. Hackett. Mr. Hackett currently serves as the Controller of J.J. Ruddy Insurance Agency, Inc., a position that he has held since 2005. Previously, Mr. Hackett served as the President of J. J. Ruddy Insurance Agency, Inc. for over 40 years, and retired as the President in 2005. Mr. Hackett served as a director of Mystic Financial, Inc. and its subsidiary bank, Medford Co-operative Bank, for 23 years before it was acquired by the Company in 2005. As a director of Medford Co-operative Bank, Mr. Hackett served as the chair of the Loan, Investment, Compensation, and Nominating Committees. As a member of the Board of Directors, Mr. Hackett serves on the Company’s Audit, Compensation, and Nominating and Governance Committees. Mr. Hackett’s long-time service as a member of the Board of Directors of another financial institution provides him with unique and valuable insight as it relates to the oversight of the Company’s activities.

John L. Hall II. Mr. Hall is President of Hall Properties, Inc., a real estate investment, management and development company, and has served in that capacity since 1989. Additionally, Mr. Hall is an owner and director of HallKeen Management, a real estate management and investment company located in Massachusetts. Mr. Hall serves on the Company’s Executive and Credit Committees. Mr. Hall’s extensive experience in the commercial real estate market industry provides him with the skills and knowledge that are valuable to the Board’s management of the Company’s lending and business activities.

John M. Pereira. Mr. Pereira is the owner of Combined Properties, Inc. where he also serves as President. Mr. Pereira acquired the firm in 1996 and prior to that held multiple positions with the firm since 1987. Prior to joining Combined Properties, Mr. Pereira was a partner at the law firm of Sherin and Lodgen in Boston. Mr. Pereira is an active member of the community who is active with Triangle, Inc., and Mystic Valley Elder Services, where he serves as a member of the development committee. Mr. Pereira is a registered real estate broker and is a member of the Greater Boston Real Estate Board, Massachusetts Bar Association, National Association of Office and Industrial Properties, Real Estate Finance Association, Chelsea Boys and Girls Club Breakfast Club, and the Chelsea, Malden, Medford, and North Shore Chambers of Commerce. Mr. Pereira earned his Juris Doctorate degree from Boston College Law School and his Bachelor of Science degree from the University of Massachusetts, Dartmouth. Mr. Pereira is admitted to the United States Supreme Court, Massachusetts Supreme Judicial Court, United States Federal District Court, and United States Federal Court of Appeals. Mr. Pereira serves on the Company’s Credit and Risk Committees. We believe Mr. Pereira’s extensive experience as business owner, member of the commercial real estate community, and partner in a law firm provide him with valuable skills and experience to share with the Board in its management of the Company’s business.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
A critical function of the Board is to oversee the Company’s executive management in the competent and ethical operation of the Company on a day-to-day basis, and to assure that the long-term interests of the stockholders are being served. To satisfy this duty, the Board proactively establishes appropriate policies to ensure that the Company is committed to success through the maintenance of the highest standards of responsibility and ethics.

Members of the Board bring to the Company a wide range of experience and knowledge. These varied skills provide for strong leadership and effective corporate governance. The Board works closely with senior management to ensure effective decision-making, compliance with Company policy and regulations, and strong leadership.

Board Leadership Structure

Mr. Perrault serves as the Company's Chairman of the Board of Directors and Mr. Slotnik serves as the Company’s Lead Director. Mr. Perrault also serves as the Company’s Chief Executive Officer. The Chairman and Chief Executive Officer and the Lead Director work closely to ensure that the strategic goals of the Company’s executive management team are in line with the risk and governance oversight objectives of the Board of Directors. The Board reviews its leadership structure on a regular basis and has determined that having same individual serve as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stockholders. The Board will continue to monitor the appropriateness of this structure on an annual basis.

The Board of Directors encourages strong communication among all of its independent directors, the Lead Director, and the Chairman of the Board. The Board of Directors also believes that it is able to effectively provide independent oversight of the Company’s business and affairs, including risks facing the Company, through the composition of its Board of Directors, the role of the independent Lead Director, the strong leadership of the independent directors and the independent committees of the Board of Directors, and the other corporate governance structures and processes already in place. The Lead Director presides at all meetings of the Board of Directors at which the Chairman is not present and at all meetings of the independent directors or executive sessions of the independent directors; has the authority to call meetings of the independent directors; serves as a liaison between the Chairman and the independent directors; and approves Board of Director meeting agendas. Fourteen of the 15 members of the Board of Directors are non-management directors, and all of these fourteen are independent under the rules of Nasdaq, which we refer to as the “Nasdaq rules.” All of the directors are free to suggest the inclusion of items on the agenda for meetings of the Board of Directors or raise subjects that are not on the agenda for that meeting. In addition, the Board of Directors and each committee has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate without consulting or obtaining the approval of any member of management. The Board of Directors also holds regularly scheduled executive sessions of non-management directors in order to promote discussion among the non-management directors and assure independent oversight of management. Moreover, the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee, each of which are comprised entirely of independent directors, also perform oversight functions independent of management.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
Risk Oversight

The Board of Directors plays an important role in the risk oversight of the Company. Although the Board recognizes that it is not possible to identify all risks that may affect the Company and its subsidiaries or to develop processes and controls to completely eliminate or mitigate their occurrence or effects, the Board is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees.

In particular, the Board of Directors administers its risk oversight function through (i) the review and discussion of regular periodic reports to the Board of Directors and its committees on topics relating to risks that the Company faces, including, among others, compliance risk, information security and technology risk, market risk, credit risk, regulatory risk, operations risk, and various other matters relating to the Company’s business, (ii) the required approval by the Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, significant new hires and promotions to the Company’s executive management positions, (iii) oversight of the Company’s enterprise risk management function by the Risk Committee, and (iv) the direct oversight of specific areas of the Company’s business by the Audit Committee, including the receipt of regular periodic reports from the Company’s internal and external auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the Company’s internal control over financial reporting. The Board of Directors also relies on management to bring significant matters impacting the Company and its subsidiaries to the Board’s attention.

The Audit Committee is specifically responsible for reviewing and discussing with management and the Company’s external and internal auditor matters and activities relating to financial reporting and the related internal controls of the Company, and the guidelines and policies that govern the process by which the Company’s exposure to risk is assessed and managed by senior management.

The Credit Committee is specifically responsible for the oversight of the Company’s credit risk policies and credit risk management process for the Company's subsidiary banks.

The Risk Committee is specifically responsible for monitoring and reviewing the Company’s enterprise risk management framework and processes, emerging risks, and the adequacy of risk management functions within the Company.

Environmental, Social and Governance

The Board oversees matters related to environmental, social, and governance ("ESG") topics including the Company's governance policies and practices, risk management and controls, human capital management, and the efforts undertaken by the Company to meet the needs of the communities we serve and how we advance sustainability efforts. We recognize the long term importance of ESG topics and we are focused on aligning the development of our ESG programs with our business strategies and goals.

The Company, through the Banks and finance subsidiaries, meets the needs of the communities we serve in a variety of ways. The Banks strive to meet the banking and credit needs of all the communities in which we conduct business via diverse product offerings and community outreach and engagement. Please visit the ESG Programs page of our investor relations website, www.brooklinebancorp.com, to learn more about our ESG programs.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
Human Capital Management, Diversity, Equity and Inclusion

The Company strives to create an inclusive environment that encourages, embraces and recognizes the importance of diversity, equity and inclusion ("DEI"). The Company is dedicated to creating, embracing, and supporting a diverse, equitable and inclusive environment which is reflective of the communities we serve. The Board oversees matters related to DEI and human capital management via regular reports from the Company's management. The Company provides equal employment opportunities in all aspects of employment from the hiring and onboarding process to compensation, benefits and opportunities for career advancement, training and development. The Company provides opportunities for continual learning and career development through ongoing performance and development conversations with employees, internally developed training programs, customized corporate training engagements and educational reimbursement programs. Building a workplace culture that fosters these values is an ongoing process which requires participation from the Board, management, and employees. We believe our commitment to living out our core values, actively prioritizing concern for our employees’ well-being, supporting our employees’ career goals, offering competitive wages and providing valuable fringe benefits aids in the hiring and retention of top-performing employees.

Nasdaq Board Diversity Disclosure

The Board recognizes the importance and value of diversity. The Board is including the following matrix related to director diversity in compliance with the requirements set forth by the Nasdaq Board Diversity Rule 5606 and to provide our stockholders with information relative to the composition of our Board. In addition to gender and demographic diversity, we also recognize the value of other diverse attributes that directors may bring to our Board, including veterans of the U.S. military. Three of our directors are veterans of the U.S. military.

Board Diversity Matrix as of March 31, 2023
Total Number of Directors	15
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	12	0	0
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	11	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Military Veteran		3

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
Board Committees

During 2022, the Board met eight times. Each director attended at least 75% of the combined total number of meetings of the Board and board committees of which he or she was a member, and the independent directors meet at least once during the year in executive session. In addition, the Company strongly encourages all directors and nominees to attend the Annual Meeting of Stockholders. All of the directors attended the 2022 Annual Meeting of Stockholders, and the Company anticipates that all of the directors will attend the 2023 Annual Meeting of Stockholders.

The Board has six standing committees: Executive Committee, Audit Committee, Compensation Committee, Nominating and Governance Committee, Credit Committee, and Risk Committee. Written charters for the standing committees are available on the Company’s website at www.brooklinebancorp.com.

Director	Executive Committee	Audit Committee	Compensation Committee	Credit Committee	Nominating and Governance Committee	Risk Committee
Joanne B. Chang		✓	✓		✓
David C. Chapin	✓			✓
John J. Doyle, Jr.		✓	✓		✓
Margaret Boles Fitzgerald		✓				✓
John A. Hackett		✓	✓		✓
John L. Hall II	✓			✓
Thomas J. Hollister	✓	Chair				✓
Willard I. Hill, Jr.		✓
Bogdan Nowak		✓	Chair		Chair
Charles H. Peck	✓			✓
John M. Pereira				✓		✓
Merrill W. Sherman	✓					✓
Joseph J. Slotnik	Chair		✓		✓	✓
Peter O. Wilde	✓			✓		Chair

Executive Committee. The Executive Committee is responsible for transacting any business of the Company which properly might come before the Board of Directors, except such business that by law only the full Board is authorized to perform. The Executive Committee documents its proceedings and reports on any actions taken at the next meeting of the Board of Directors. The Executive Committee did not meet during 2022.

Audit Committee. The Audit Committee is responsible for duties including the following: (i) reviewing the scope of the proposed audit, including the adequacy of staffing; (ii) discussing the contents of our audited financial statements with management and the independent auditor; (iii) appointing, compensating, evaluating, overseeing and/or replacing the independent registered public accounting firm; (iv) pre-approving the scope of services provided by and fees paid to the independent registered public accounting firm for audit, audit-related and permitted non-audit-related services; (v) overseeing the internal and external audit function; and (vi) reviewing with management and the Company’s General Counsel the nature and status of significant legal matters. The Board has determined that each of Messrs. Hollister and Doyle qualify as an “audit committee financial expert,” as defined by the SEC, and that all members of the Audit Committee are independent and financially literate in accordance

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
with the Nasdaq rules. The report of the Audit Committee is included in this Proxy Statement. The Audit Committee met a total of six times during 2022.

Compensation Committee. The Compensation Committee is responsible for overseeing the establishment of compensation levels for executive officers of the Company and the Company's subsidiaries and reviewing compensation and related matters. Each member of the Compensation Committee is independent under the Nasdaq rules. The report of the Compensation Committee is included in this Proxy Statement. The Compensation Committee met a total of six times in 2022.

Credit Committee. The Credit Committee is responsible for the oversight of the Company’s credit risk policies and the credit risk management process for the Company's subsidiary banks. The Credit Committee is comprised of members of the Board of Directors and the boards of each of the Company's subsidiary banks. The Credit Committee met a total of 17 times in 2022.

Nominating and Governance Committee. The Nominating and Governance Committee is responsible for the annual selection of the candidates to be presented for election as directors, including nomination of sitting directors for re-election, reviewing and monitoring the Board’s adherence to the Nasdaq rules with respect to independence, and reviewing the Company’s committee structure and making any necessary recommendations to the Board of Directors regarding committee appointments. Each member of the Nominating and Governance Committee is independent under the Nasdaq rules. The Nominating and Governance Committee met a total of four times in 2022.

Risk Committee. The Risk Committee is responsible for monitoring and reviewing, in conjunction with the other Board committees, or the Board, the enterprise risk management framework and processes for the Company, emerging risks, and the adequacy of risk assessment and management functions. The Risk Committee provides regular reports to the Board of Directors regarding the Company’s risk management framework. The Risk Committee met a total of four times in 2022.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that sets forth standards of ethical business conduct for all directors, officers, and employees of the Company and its subsidiaries. The purpose of the Code of Business Conduct and Ethics is to provide directors, officers, and employees with a framework to make honest, ethical, and legal decisions, ensure full, fair, accurate, timely, and understandable public disclosures in periodic reports required to be filed by the Company, require compliance with applicable laws, rules and regulations, and encourage prompt internal reporting of violations of the Code of Business Conduct and Ethics. All directors, officers, and employees are required to annually certify that they have read and agree to abide by the terms of the Code of Business Conduct and Ethics. All employees receive annual training on the Code of Business Conduct and Ethics. Additionally, the Code of Business Conduct and Ethics is in conformity with the requirements of the Sarbanes-Oxley Act of 2002 and the Nasdaq rules. A copy of the Code of Business Conduct and Ethics and any amendments to or waivers of the requirements therein are available on the Company’s website at www.brooklinebancorp.com.

The Company has also adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers, which is available on the Company’s website at www.brooklinebancorp.com.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
The Board has established a means for employees, customers, stockholders, and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Business Conduct and Ethics relating to, among other things:

•Accounting practices, internal accounting controls or auditing matters and procedures;
•Theft or fraud of any amount;
•Insider trading;
•Performance and execution of contracts;
•Conflicts of interest; and
•Violations of securities laws.

Any employee, stockholder or other interested party may submit a report to the Audit Committee in writing to: Brookline Bancorp, Inc., Audit Committee, P.O. Box 6024, Providence, Rhode Island 02940.

Reports may also be made by telephone or online via the Company’s Ethics Reporting Hotline, which is administered by NAVEX Global, an independent, third-party monitoring service. The Ethics Reporting Hotline is available seven days per week, twenty-four hours per day. Calls or web reports to the Ethics Reporting Hotline may be anonymous if requested. The Ethics Reporting Hotline can be reached at: (877) 516-3399 or https://www.reportlineweb.com/brkl.

Board Nominations

The Nominating and Governance Committee identifies nominees by evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for renomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or the Board decides not to renominate a member for reelection, or if the size of the Board is increased, the Nominating and Governance Committee would seek to identify appropriate director candidates. In addition, the Nominating and Governance Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.

The Nominating and Governance Committee considers whether a nominee, if elected, would have the necessary qualifications, professional background, and core competencies to discharge his or her duties as well as the ability to add something unique and valuable to the Board of Directors as a whole. The Nominating and Governance and the Board considers diversity when identifying and evaluating director nominees. The Nominating and Governance Committee seeks to identify candidates who, at a minimum, have high personal and professional integrity, have demonstrated ability and judgment, and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

The Nominating and Governance Committee will also take into account whether a candidate satisfies the criteria for being an independent director under the Nasdaq rules, and if a candidate with financial and accounting experience is sought for service on the Audit Committee, whether the individual is financially literate and qualifies as an audit committee financial expert.

As part of the Nominating and Governance Committee’s commitment to Board diversity, the Committee regularly reviews opportunities to attain a Board composition comprised of at least 30% gender diverse

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
directors. Three of the last four directors to join the Board are diverse and, two of those four are women, demonstrating the Nominating and Governance Committee's commitment to diversity.

Stockholder Nominations

Any stockholder of the Company entitled to vote for the election of directors at the Annual Meeting of Stockholders can submit the names of candidates for director by writing to the Nominating and Governance Committee, care of the Corporate Secretary, Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of the Company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting of Stockholders; provided, however, that in the event the annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Corporate Secretary of the Company not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting of Stockholders or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") no later than March 11, 2024.

The submission shall include the following information set forth below:

•As to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
•The name and address of the stockholder giving the notice, as they appear on the Company’s books, and the names and addresses of the other proposing persons (if any); as to each proposing person, any material ownership interests;
•A description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any proposing person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;
•(A) A description of all agreements, arrangements or understandings by and among any of the proposing persons, or by and among any proposing persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (B) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the proposing persons to support such nomination(s), and to the extent known the class and number of all shares of the Company’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
•A statement whether or not the stockholder giving the notice and/or the other proposing person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Company reasonably believed by such proposing person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder.
A nomination for Board candidates submitted by a stockholder for presentation at an Annual Meeting must comply with the procedural and informational requirements as outlined in the By-laws of the Company.

There were no qualified submissions by stockholders of Board nominees for our 2023 Annual Meeting.

Communications with the Board

Stockholders who wish to communicate with the Board or with any director can write to the Nominating and Governance Committee, care of the Corporate Secretary, Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116. This letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will forward the communication to the director(s) to whom it is addressed, or, if the inquiry is a request for information about the Company or a stock-related matter for example, the Corporate Secretary will respond directly. The Corporate Secretary will not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Corporate Secretary shall present a summary of all communications received, if any, since the last meeting and make those communications available to the directors upon request.

Transactions with Related Parties

Pursuant to various regulatory requirements and other applicable law, the boards of the Company and its subsidiaries, Bank Rhode Island, PCSB Bank and Brookline Bank, must approve certain extensions of credit, contracts and other transactions between the Company’s subsidiaries and any director or executive officer. The Company has adopted written policies and procedures to implement these requirements which state, in essence, that any transaction between the Company, its subsidiaries and any director or executive officer, or any of their affiliates or immediate family members, may be made on terms comparable to those which the Company would reach with an unrelated, similarly-situated third-party and must be approved in advance by a vote of the Board. The office of the Company’s General Counsel is responsible for the oversight of the Company’s policy regarding related party transactions, which is typically applied to extensions of credit and any other financial transactions of a material nature between the Company, its subsidiaries, and any director or executive officer. Any director or executive officer involved in such a transaction leaves the meetings while the Board considers and votes upon the transaction.

Since January 1, 2022, neither the Company nor its present or former subsidiaries has been a party to any transaction or series of transactions in which the amount involved exceeded $120,000 and which any director, executive officer, or holder of more than 5% of the Company’s stock, or any members of the immediate family of any such person, had or will have a direct or indirect material interest.

ROLE OF THE BOARD; CORPORATE GOVERNANCE MATTERS
Some of the directors and executive officers of the Company, as well as members of their immediate families and the companies, organizations, trusts, and other entities with which they are associated are, or during 2022 were, also customers of Brookline Bank, Bank Rhode Island and PCSB Bank in the ordinary course of business, or had loans outstanding during 2022. It is anticipated that such persons and their associates will continue to be customers of and indebted to Brookline Bank, Bank Rhode Island and PCSB Bank in the future. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with unaffiliated persons and, where required by law, were approved by the applicable Bank’s Board of Directors. None of these loans to directors, executive officers or their associates is nonperforming.

Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2022, the members of the Compensation Committee were Messrs. Slotnik, Doyle, Hackett, and Nowak and Ms. Chang. None of these persons has served as an officer or employee of the Company. None of these persons had any relationships with the Company requiring disclosure under applicable rules and regulations of the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Persons and groups who beneficially own in excess of five percent of the Company's common stock are required to file certain reports with the SEC regarding ownership. The following table sets forth, as of the Record Date, the shares of common stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s common stock, including shares owned by its directors.

Name and Address of Owner	Shares of Common Stock	Percent of Class of Ownership
BlackRock, Inc.(1)	11,164,337	14.50%
55 East 52nd Street
New York, NY 10055

The Vanguard Group, Inc. (2)	9,375,039	12.2%
100 Vanguard Blvd.
Malvern, PA 19355

Dimensional Fund Advisors LP (3)	5,341,699	7.00%
Building One
6300 Bee Cave Road
Austin, TX 78746

Fuller & Thaler Asset Management, Inc. (4)	4,063,640	4.18%
411 Borel Avenue, Suite 300
San Mateo, CA 94402

1	Based exclusively on a Schedule 13G/A filed by BlackRock, Inc. on January 26, 2023. The filer claimed sole power to vote or to direct the vote of 11,036,048 shares and the sole power to dispose or to direct the disposition of 11,164,337 shares
2	Based exclusively on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 9, 2023. The filer claimed sole power to vote or direct the vote of 0 shares and the sole power to dispose or to direct the disposition of 9,213,477shares.
3	Based exclusively on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 14, 2023. The filer claims sole power to vote or direct the vote of 5,249,929 shares and the sole power to dispose or direct the disposition of 5,341,699 shares.
4	Based exclusively on a Schedule 13G/A filed by Fuller & Thaler Asset Management, Inc. on February 13, 2023. The filer claims sole power to vote or direct the vote of 3,979,847 shares and the sole power to dispose or direct the disposition of 4,063,640 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table details, as of the Record Date, information concerning the beneficial ownership of our common stock by:
•Each director;
•Each of our named executive officers; and
•All directors and executive officers as a group.

Name and Address of Beneficial Owner*	Age	Position	Director Since (1)	Term Expires	Number of Shares Beneficially Owned (2)	Percent of Class (3)
Janytra M. Brooks	40	Chief Human Resources Officer	N/A	N/A	18,621 (4)	**
Carl M. Carlson	59	Co-President, Chief Financial Officer	N/A	N/A	128,260 (5)	**
Joanne B. Chang	53	Director	2018	2025	13,086 (6)	**
David C. Chapin	86	Director	1989	2025	97,042 (7)	**
James M. Cosman	72	Chief Operations Officer	N/A	N/A	73,878 (8)	**
John J. Doyle, Jr.	89	Director	2006	2024	50,986 (9)	**
Darryl J. Fess	61	President and Chief Executive Officer, Brookline Bank	N/A	N/A	63,780 (10)	**
Margaret Boles Fitzgerald	67	Director	2013	2023	27,136 (11)	**
Michael P. Goldrick	57	President and Chief Executive Officer, PCSB Bank	N/A	N/A	24,215 (12)	**
John A. Hackett	82	Director	2007	2025	46,916 (13)	**
John L. Hall II	83	Director	1983	2025	217,903 (14)	**
Willard I. Hill, Jr.	67	Director	2023	2025	16,680 (15)	**
Thomas J. Hollister	68	Director	2009	2024	48,186 (16)	**
Marissa Martin	40	General Counsel & Corporate Secretary	N/A	N/A	15,678 (17)	**
Michael W. McCurdy	54	Co-President, Chief Operating Officer	N/A	N/A	63,669 (18)	**
Mark J. Meiklejohn	59	Chief Credit Officer	N/A	N/A	82,204 (19)	**
Bogdan Nowak	59	Director	2012	2023	218,661 (20)	**
Charles H. Peck	82	Director	1995	2024	146,121 (21)	**
John M. Pereira	66	Director	2015	2025	34,486 (22)	**
Paul A. Perrault	71	Chairman and Chief Executive Officer	2009	2024	537,014 (23)	**
Merrill W. Sherman	74	Director	2012	2023	43,986 (24)	**
Joseph J. Slotnik	86	Lead Director	1970	2024	190,261 (25)	**
William Tsonos	55	President and Chief Executive Officer, Bank Rhode Island	N/A	N/A	15,473 (26)	**
Peter O. Wilde	83	Director	1993	2023	186,422 (27)	**
Directors and Officers as a
Group (24 persons)					2,572,105	2.89%

*	Unless otherwise indicated, the address is c/o Brookline Bancorp, Inc., 131 Clarendon Street, Boston, MA 02116.
**	Less than 1%.
1	The dates for Mr. Peck, Mr. Slotnik, Mr. Chapin, Mr. Hall, and Mr. Wilde reflect their initial appointment to the Board of Trustees of Brookline Bank.
2	The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. “Number of Shares Beneficially Owned” includes shares of common stock that may be acquired upon the exercise of options to acquire shares of common stock that are exercisable on or within 60 days after March 17, 2023. Except as otherwise noted, each beneficial owner has sole voting and investment power over the shares and units.
3	The total number of shares outstanding used in calculating this percentage assumes the exercise of all options to acquire shares of common stock that are exercisable on or within 60 days after March 17, 2023 held by the beneficial owner and that no options held by other beneficial owners are exercised.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

4	Includes 16,878 shares of unvested restricted stock as to which she has sole voting and investment power; 1,509 shares as to which she has sole voting and investment power; and 234 shares held by the Employee Stock Ownership Plan ("ESOP") for her account as to which she has shared voting power.
5	Includes 46,029 shares of unvested restricted stock as to which he has sole voting and investment power; 81,131 shares as to which he has sole voting and investment power; and 1,100 shares held by the Employee Stock Ownership Plan ("ESOP") for his account as to which he has shared voting power.
6	Includes 3,986 shares of unvested restricted stock as to which she has sole voting and investment power and 9,100 shares as to which she has the sole voting and investment power.
7	Includes 93,056 shares as to which he has shared voting and investment power with his spouse and 3,986 shares of unvested restricted stock as to which he has sole voting power.
8	Includes 37,221 shares of unvested restricted stock as to which he has sole voting power; 33,559 shares as to which he has sole voting and investment power and 3,098 shares held by the ESOP for his account as to which he has shared voting power.
9	Includes 3,986 shares of unvested restricted stock as to which he has sole voting and investment power; 2,400 shares held by the Kathryn W. Doyle Trust, of which Mr. Doyle is a beneficiary; and 44,600 shares held by the Doyle Family Trust, of which Mr. Doyle is trustee.
10	Includes 34,642 shares of unvested restricted stock as to which he has sole voting and investment power; 26,523 shares as to which he has sole voting and investment power; and 2,615 shares held by the ESOP for his account as to which he has shared voting power.
11	Includes 3,986 shares of unvested restricted stock as to which she has sole voting and investment power; 22,500 shares as to which she has sole voting and investment power; and 650 shares held by an IRA account as to which she has sole voting and investment power.
12	Includes 15,063 shares as to which he has sole voting and investment power; and 9,152 shares held by his IRA account as to which he has sole voting power.
13	Includes 3,986 shares of unvested restricted stock as to which he has sole voting power; 30,830 shares as to which he has shared voting and investment powers with his spouse; 6,100 shares held in an IRA account as to which he has sole voting and investment power; and 6,000 shares held in an IRA for his spouse, as to which he has no voting or investment power.
14	Includes 3,986 shares of unvested restricted stock as to which he has sole voting power and 213,917 shares as to which he has sole voting and investment power.
15	Includes 15,949 shares as to which he has sole voting and investment power and 731 shares held in an IRA account as to which he has sole voting and investment power.
16	Includes 3,986 shares of unvested restricted stock as to which he has sole voting power; 36,500 shares as to which he has sole voting and investment power; 5,400 shares held in an IRA account as to which he has sole voting and investment power; 2,300 shares held by The Thomas J. Hollister Trust, of which Mr. Hollister is a beneficiary.
17	Includes 11,815 shares of unvested restricted stock as to which she has sole voting and investment power; 3,026 shares as to which she has sole voting and investment power; and 837 shares held by the Employee Stock Ownership Plan ("ESOP") for her account as to which she has shared voting power.
18	Includes 44,172 shares of unvested restricted stock as to which he has sole voting power; 17,875 shares as to which he has sole voting and investment power and 1,622 shares held by the ESOP for his account as to which he has shared voting power.
19	Includes 30,280 shares of unvested restricted stock as to which he has sole voting power; 50,302 shares as to which he has sole voting and investment power and 1,622 shares held by the ESOP for his account as to which he has shared voting power.
20	Includes 3,986 shares of unvested restricted stock as to which he has sole voting power and 214,675.7120 shares as to which he has sole voting and investment power. Mr. Nowak participates in the Company's Dividend Reinvestment Program which results in the allocation of partial shares. Shares of ownership are rounded for inclusion in the above table.
21	Includes 3,986 shares of unvested restricted stock as to which he has sole voting power; 98,933 shares as to which he has sole voting and investment power; 15,865.8129 shares held by the ESOP for his account as to which he has shared voting power; and 27,337 shares held by his IRA as to which he has sole voting and investment power. Mr. Peck's ESOP account contains partial shares due to the nature of ESOP administration. These totals are rounded for inclusion in the above table.
22	Includes 3,986 shares of unvested restricted stock as to which he has sole voting and investment power and 30,500 shares as to which he has sole voting and investment power.
23	Includes 133,208 shares of unvested restricted stock as to which he has sole voting power; 324,646 shares as to which he has sole voting and investment power; 75,000 shares held by the Paul A. Perrault GRAT #3 as to which he has sole voting and investment power; and 4,160 held by the ESOP for his account as to which he has shared voting power.
24	Includes 3,986 shares of unvested restricted stock as to which she has sole voting power and 40,000 shares as to which she has sole voting and investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

25	Includes 3,986 of unvested restricted stock as to which he has sole voting power; 159,406 shares as to which he has sole voting and investment power and 26,869 shares owned by his spouse, as to which he has no voting and investment power.
26	Includes 5,953 shares of unvested restricted stock as to which he has sole voting power; 8,328 shares as to which he has sole voting and investment power and 1,192 shares held by the ESOP for his account as to which he has shared voting power.
27	Includes 3,986 shares of unvested restricted stock as to which he has sole voting power; 172,065 shares as to which he has sole voting and investment power and 10,371 shares held by his IRA.
N/A	Not Applicable

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

Delinquent Section 16(a) Reports
Pursuant to federal securities laws, our directors, certain executive officers, and beneficial owners of more than 10% of the Company's stock are required to report their beneficial ownership, and any changes in that beneficial ownership, to the SEC in accordance with reporting requirements set forth by the SEC. We are required to report in this Proxy Statement any late filings made by our directors or executive officers in 2022. Based on the Company's review of the filings, the Company believes its directors and executive officers timely complied with the reporting requirements of Section 16 of the Exchange Act for the period ended December 31, 2022.

DIRECTOR COMPENSATION

The Company’s primary goal relative to director compensation is to provide competitive and reasonable compensation to non-officer directors to attract and retain qualified candidates to serve on the Company’s Board. Directors who are also officers of the Company are not eligible to receive board fees. All fees earned are paid in cash and are eligible for deferral under the Nonqualified Deferred Compensation Plan, as defined below. Directors may be reimbursed for reasonable and necessary expenses incurred in connection with their service.

The following table sets forth certain information as to the total remuneration paid to our directors other than Mr. Perrault for the year ended December 31, 2022. No compensation was paid to Mr. Perrault for his services as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
Joanne B. Chang	60,000	55,000	-	115,000
David C. Chapin	72,500	55,000	-	127,500
John J. Doyle, Jr.	60,000	55,000	-	115,000
Margaret Boles Fitzgerald	60,000	55,000	-	115,000
John A. Hackett	60,000	55,000	7,648	122,648
John L. Hall II	60,000	55,000	-	115,000
Thomas J. Hollister	72,500	55,000	-	127,500
Willard I. Hill, Jr. (4)	—	—	-	—
Bogdan Nowak	72,500	55,000	-	127,500
Charles H. Peck	60,000	55,000	-	115,000
John M. Pereira	60,000	55,000	-	115,000
Merrill W. Sherman	60,000	55,000	-	115,000
Joseph J. Slotnik	100,000	55,000	-	155,000
Peter O. Wilde	72,500	55,000	-	127,500

1	Reflects all fees earned or paid for services as a director of Brookline Bancorp, Inc. and Brookline Bank. Also includes amounts which have been deferred at the election of the non-employee directors and compensation for serving on the committees of the Board of Directors. Mr. Slotnik received $40,000 for services as Lead Director of the Board, Mr. Hollister received $12,500 for services as Chairman of the Audit Committee, Mr. Chapin received $12,500 for services as Chairman of the Credit Committee, Mr. Wilde received $12,500 for services as Chairman of the Risk Committee, and Mr. Nowak received $12,500 for services as Chairman of the Compensation and Nominating and Governance Committees.
2	Each non-employee director in office on August 2, 2022 received a discretionary restricted stock award with a value of $55,000 which vests one year from the grant date. The dollar value is the grant date fair value of the awards, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("FASB ASC Topic 718"). The grant date fair value is calculated by dividing the dollar value of the grant amount by the closing price of the Company's common stock on the date of grant. The August 2, 2022 awards represent the only unvested restricted stock awards held by the directors as of December 31, 2022.
3	Reflects interest earned on amounts deferred pursuant to the Company's Nonqualified Deferred Compensation Plan.
4	Mr. Hill joined the Board on January 1, 2023 and did not receive fees in 2022.

DIRECTOR COMPENSATION

Cash Retainer for Non-Employee Directors

The following table sets forth the applicable retainers paid to our non-employee directors for their services on the Board of Directors of Brookline Bancorp, Inc. and Brookline Bank during 2022:

Annual Retainer	$60,000	(1)
Lead Director of the Board	$40,000
Chairman of the Audit Committee	$12,500
Chairman of the Compensation Committee	$12,500
Chairman of the Credit Committee	$12,500
Chairman of the Nominating and Governance Committee	$12,500
Chairman of the Risk Committee	$12,500

1	Mr. Perrault, as an employee director, did not receive an annual retainer. Mr. Hill joined the Board on January 1, 2023 and did not receive an annual retainer in 2022.

EXECUTIVE OFFICERS
The following sets forth certain information regarding executive officers of the Company. Information pertaining to Mr. Perrault, who is both a director and an executive officer of the Company, may be found in the section entitled “Proposal 1: Election of Directors.”

Name	Position with Company	Age
Janytra M. Brooks	Chief Human Resources Officer	40
Carl M. Carlson	Co-President and Chief Financial & Strategy Officer	59
James M. Cosman	Chief Operations Officer	72
Darryl J. Fess	President and Chief Executive Officer, Brookline Bank	61
Michael P. Goldrick	President and Chief Executive Officer, PCSB Bank	57
Marissa Martin	General Counsel and Corporate Secretary	40
Michael W. McCurdy	Co-President and Chief Operating Officer	54
Mark J. Meiklejohn	Chief Credit Officer	59
William C. Tsonos	President and Chief Executive Officer, Bank Rhode Island	55

Janytra M. Brooks, Chief Human Resources Officer. Ms. Brooks joined the Company as its Vice President, Human Resources Manager in 2018 and became the Company Chief Human Resources Officer on October 1, 2020. From 2016 to 2018, Ms. Brooks served as Human Resources Manager for Global Capacity, a connectivity as a service company based in Waltham, Massachusetts. Prior to that, from 2013 to 2016, Ms. Brooks served as Director, Human Resources for Goji, an online car insurance purchasing platform. Prior to her time at Goji, Ms. Brooks served in various Human Resources roles in the technology and health care industries. Ms. Brooks received her Bachelor of Arts in Psychology from the University of Hartford, a certificate in Diversity, Equity and Inclusion from Cornell University, Boston's Future Leaders Certificate, and is certified by the Society for Human Resource Management. Ms. Brooks is a member of the Society for Human Resources Management and Northeast Human Resources Association.

Carl M. Carlson, Co-President and Chief Financial & Strategy Officer. Mr. Carlson currently serves as the Company's Co-President and Chief Financial Officer. From 2014 through June 2021, Mr. Carlson served as the Company’s Chief Financial Officer. From 2011 until 2014, Mr. Carlson served as a Senior Vice President and Deputy Chief Financial Officer for Webster Financial Corporation and as Senior Vice President and Director of Finance from 2007 to 2011. From 1986 until 2007, Mr. Carlson was employed by North Fork Bancorporation in a series of positions, including Senior Vice President, Strategic Planning and Corporate Development. Mr. Carlson earned a Master's in Business Administration from Dowling College and a Bachelor's Degree in Finance from Clarkson University.
James M. Cosman, Chief Operations Officer. Mr. Cosman joined the Company in 2009 and is responsible for the Company’s operations and information technology departments, as well as cash management and underwriting for mortgage and consumer loans. From 2000 to 2009, Mr. Cosman was a senior executive in bank underwriting and operations at Sovereign Bank, where he managed the Lending and Operations divisions.  Mr. Cosman earned a Master’s in Business Administration from Western New England University and a Bachelor of Arts degree from Syracuse University.

Darryl J. Fess, President and Chief Executive Officer, Brookline Bank. Mr. Fess has served as President and Chief Executive Officer and a member of the Board of Directors of Brookline Bank since 2016. Mr. Fess joined Brookline Bank in May 2010 as its Vice President, Commercial Real Estate Lending and was promoted to Senior Vice President Division Executive, in September 2011 and Executive Vice President

EXECUTIVE OFFICERS
in December 2015. From 1998 until 2010, Mr. Fess was employed by Wainwright Bank & Trust Company in a series of positions advancing to Senior Vice President in Commercial Real Estate Lending. During his time at Wainwright, Mr. Fess served as a member of the management committee responsible for strategic planning, new business development, and sales process improvements. Mr. Fess serves on the Board of Directors for Supportive Living Inc., a nonprofit based in Woburn dedicated to supporting survivors of brain injuries. Mr. Fess holds a Masters of Business Administration from Providence College in Providence, RI, and a Bachelor of Arts in Economics from Boston University. Mr. Fess is also a graduate of the American Bankers Association Stonier Graduate School of Banking.

Michael P. Goldrick, President and Chief Executive Officer, PCSB Bank. Michael P. Goldrick is the President and Chief Executive Officer of PCSB Bank and the Chairman of the Board of Directors of PCSB Bank. From 2012 until his appointment as President and Chief Executive Officer in January 2023, Mr. Goldrick served as Executive Vice President and Chief Lending Officer of PCSB Bank. Prior to joining PCSB Bank, Mr. Goldrick held various management and executive positions in the banking industry. Mr. Goldrick served as Senior Vice President, Team Leader Commercial Banking for Provident Bank from 2008 through 2012. Mr. Goldrick served as Executive Vice President, for Business and Professional Banking at Hudson Valley Bank from 2005 through 2008 and from 2001 through 2005, Mr. Goldrick served as Vice President, Commercial Loans, M&T Bank, specializing in middle market loans. Mr. Goldrick holds an MBA in Finance from Fordham University.

Marissa Martin, General Counsel and Corporate Secretary. Ms. Martin currently serves as the Company’s General Counsel. From 2012 through July 2021, Ms. Martin served as the Company's Associate General Counsel. Ms. Martin earned her LL.M. degree in Taxation from Boston University, her Juris Doctor degree from New England School of Law and her Bachelor of Arts degree from Emerson College. Ms. Martin is also a graduate of the American Bankers Association Stonier Graduate School of Banking.

Michael W. McCurdy, Co-President and Chief Operating Officer. Mr. McCurdy currently serves as the Company’s Co-President and Chief Operating Officer. From 2011 through June 2021, Mr. McCurdy served as the Company's Chief Risk Officer and General Counsel. From 2007 until 2011, Mr. McCurdy served as an Executive Vice President, General Counsel and Director of Retail Banking for Danvers Bancorp, Inc., overseeing the Company's legal and retail areas. Mr. McCurdy was President and Chief Executive Officer of BankMalden from 2001 to 2007. Mr. McCurdy currently serves as a Director on the Board of Directors at Triangle, Inc. Mr. McCurdy is an Adjunct Professor of Law at Suffolk Law School in Boston, Massachusetts and currently teaches Banking Law. Mr. McCurdy earned his Juris Doctor degree from Suffolk Law School and his Bachelor of Arts degree from the University of California at Santa Barbara.

Mark J. Meiklejohn, Chief Credit Officer. Mr. Meiklejohn currently serves as the Company’s Chief Credit Officer. From January 2012 to October 2022, Mr. Meiklejohn served as President and Chief Executive Officer and a member of the Board of Directors of Bank Rhode Island. Mr. Meiklejohn joined Bank Rhode Island in January 2006 as the Director of Commercial Banking. In 2008, he became the Chief Lending Officer of Bank Rhode Island, responsible for all lending activities as well as cash management, business development, and oversaw the operations at Macrolease, Inc., Bank Rhode Island's leasing subsidiary. Prior to joining Bank Rhode Island, Mr. Meiklejohn was a Senior Vice President in middle market lending with Citizens Bank. Mr. Meiklejohn began his career at Fleet Bank in 1985. Mr. Meiklejohn earned a bachelor's degree from the University of Connecticut.

EXECUTIVE OFFICERS
William C. Tsonos, President and Chief Executive Officer, Bank Rhode Island. Mr. Tsonos is President and Chief Executive Officer and a member of the Board of Directors of Bank Rhode Island. Mr. Tsonos previously served as Executive Vice President, Commercial Lending and was responsible for the Bank’s commercial loan portfolio and commercial deposits. Mr. Tsonos joined Bank Rhode Island in 2006. Prior to joining Bank Rhode Island, Mr. Tsonos was a Senior Vice President for Middle Market Lending at Citizens Bank. Mr. Tsonos is a Governor of The Miriam Hospital Foundation and is Vice Chairman of the Woonsocket (Rhode Island) Investment Board.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Overview

This section provides a description of the roles and responsibilities of the Compensation Committee (the “Compensation Committee” or the “Committee”) of the Company’s Board of Directors. Additionally, this section provides information related to the Company’s executive compensation philosophy and contains a discussion of each material element of the Company’s executive officer compensation program as it relates to the following “named executive officers” (the “Named Officers”):

Paul A. Perrault	Chief Executive Officer
Carl M. Carlson	Co-President and Chief Financial & Strategy Officer
Michael W. McCurdy	Co-President and Chief Operating Officer
Darryl J. Fess	President and Chief Executive Officer, Brookline Bank
James M. Cosman	Chief Operations Officer

Executive Summary

The Compensation Committee oversees the executive compensation program and determines the compensation for the Company’s executive officers, including its Named Officers. The Compensation Committee and the Company’s Board of Directors believe that the Company’s success is highly dependent on the ability to hire and retain qualified executives who have the potential to influence performance and enhance stockholder value over time. The Compensation Committee works with executive management to develop a comprehensive executive compensation program, one that is competitive in the marketplace, rewards strong and prudent corporate performance, and that is aligned with stockholder interests.

Consideration of Say On Pay Advisory Vote

At our May 11, 2022 annual meeting, we held a non-binding advisory vote on the compensation of our Named Officers, also known as a say on pay vote, which received the support of approximately 65% of the votes cast, which was lower than the support of approximately 97% of the votes cast in the prior year. Since the inception of the say on pay vote, the Company has consistently received approval of more than 90% of the votes cast.

Based on the 2021 say on pay vote result, the Company engaged in a stockholder outreach campaign. This stockholder outreach initiative was conducted in two parts: first, feedback was solicited prior to the Company's 2022 annual meeting, and again in late 2022 and early 2023. Management reached out to our 25 largest institutional stockholders and key investors ("key stockholders"), with aggregate holdings of approximately 63% of our outstanding shares (as of October 18, 2022), to discuss our compensation program and practices, solicit feedback, and ensure that our Board has insight into the issues that are most important to our stockholders. While not all stockholders accepted our invitation to engage, as of March 14, 2023, we have held these discussions with 7 key stockholders or 28% of our 25 largest institutional stockholders. We are always open to feedback from any stockholder and we also met with another stockholder who engaged with us. These discussions were led by our General Counsel, who was joined on some occasions by our Co-President and Chief Operating Officer. The Company has found these discussions very helpful and we encourage and welcome continued stockholder engagement.

The stockholder outreach campaign was conducted to acknowledge and address the say on pay vote result, to solicit more detailed feedback from investors regarding executive compensation matters and to

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
engage meaningfully with stockholders in order to timely and candidly share the feedback received from stockholders with the Board.

From a compensation perspective, these discussions centered around the double trigger change in control provisions contained within Mr. Perrault's legacy Employment Agreement, which was originally entered into on March 16, 2009. Mr. Perrault's Employment Agreement has, since its inception, provided for a double trigger change in control payment, which is a multiple (three times) of his base salary, the highest bonus awarded to him in the last three fiscal years, and the highest equity award ever granted to him. This benefit was crafted to be consistent with market standard for similar arrangements at that time.

Since the original effective date of Mr. Perrault's legacy Employment Agreement, it has been amended three times. However, none of these amendments has changed or increased his double trigger change in control payment. The first amendment was entered into in 2018 and added a "net best" provision with respect to any payment to Mr. Perrault that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The second amendment was entered into in 2021 in order to provide Mr. Perrault, his spouse, and any eligible dependent of Mr. Perrault, with medical and dental insurance coverage under the Bank's group medical and dental insurance plans following Mr. Perrault's termination in certain circumstances. Finally, the third amendment was entered into in 2021 to provide Mr. Perrault with an annual contribution to Mr. Perrault's deferred compensation plan account. The Compensation Committee's decision to provide this deferred compensation plan benefit was based on market data received by the Compensation Committee which showed that Mr. Perrault's annualized retirement benefit value was below market, and the amount of such contribution was determined based on the median annual deferred compensation plan contribution provided by members of the Company's peer group.

As noted above, there have been no changes to Mr. Perrault's legacy Employment Agreement which have changed or increased the double trigger change in control payment formula since its inception in 2009. In the course of our discussions during the stockholder outreach campaign, our stockholders generally recognized and acknowledged the historical nature of Mr. Perrault's Employment Agreement and the success the Company has achieved under Mr. Perrault's leadership. Our stockholders also expressed support for our compensation programs overall in light of the Company's performance. The Board acknowledges and appreciates the feedback and perspective of our stockholders and the Compensation Committee will take our stockholder's feedback into account when entering into or amending existing employment agreements in the future.

Our stockholders also shared their feedback with us regarding other governance topics which has been shared with the Board. Some stockholders expressed a desire for more information about the Company's ESG and diversity programs. The Board was provided with this feedback. We recently added an ESG page to our investor relations website (www.brooklinebancorp.com) which provides disclosures surrounding the Company's sustainability programs. In addition, stockholders shared their feedback regarding Board diversity. The Nominating and Governance Committee recognizes the value of a diverse Board, 26% of our Board is diverse by ethnicity and/or gender. Three of the last four directors to join the Board are diverse by gender or ethnicity demonstrating the Nominating and Governance Committee's commitment to diversity. Please see the Board Nominations section, above, for more details. All stockholder feedback has been shared with the Company's Compensation Committee, Nominating and Governance Committee and the full Board. During 2023, the Board will continue to discuss the feedback received during the stockholder outreach campaign and may take further actions in response to that feedback.

We are committed to continuing our ongoing engagement with our stockholders on matters of executive compensation and corporate governance. As our stockholders’ views and market practices on executive

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
compensation evolve, the Compensation Committee will continue to evaluate and, when needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives. As we value the opinions of our stockholders, the Board and the Compensation Committee will continue to consider the feedback received throughout the year, including when making compensation decisions for our executive officers in the future and will continue to conduction additional stockholder outreach campaigns in the future. In addition, consistent with the recommendation of the Board with respect to the non-binding advisory vote on the frequency of future say on pay votes, we intend to continue holding our say on pay vote on an annual basis.

Role of the Compensation Committee

The Compensation Committee is responsible for performing the responsibilities of the Board of Directors with regard to the compensation philosophy, programs, and practices as they relate to the Company’s directors and Named Officers. The primary purpose of the Compensation Committee is to develop, approve, and implement compensation policies and plans that are fair and appropriate to attract, retain, and motivate executives to further the Company’s long-term strategic plan and drive stockholder value.

The Compensation Committee has a written charter that establishes its responsibilities. The Committee reviews the charter on an annual basis to ensure that the scope of the charter is consistent with the Committee’s role and accurately reflects the Company’s compensation philosophy and guiding principles.

The Compensation Committee meets regularly throughout the year and held six meetings in 2022. Five members of the Board serve on the Compensation Committee, each of whom is independent in accordance with the Nasdaq rules.

In accordance with its charter, the Compensation Committee evaluates the Chief Executive Officer’s performance relative to established goals and has sole responsibility for determining his compensation based on the Compensation Committee's evaluation of his performance. Final decisions regarding the Chief Executive Officer’s compensation take into consideration his contribution to the Company’s success, along with the Company’s achievement against annually established performance targets, its relative performance compared to its peer group, and current compensation trends within the competitive marketplace.
The Compensation Committee also reviews and evaluates the compensation and performance of other members of the executive management team, including the Named Officers.

The Role of the Compensation Consultant

The Compensation Committee has the authority to engage independent consultants to assist it in the compensation process. These consultants are retained by and report directly to the Compensation Committee. The Compensation Committee places no restrictions on the consultants within the scope of contracted services. The consultants provide expertise and information about competitive trends in the marketplace, including established and emerging compensation practices at other companies.

For 2022, the Compensation Committee retained the services of Meridian Compensation Partners, LLC ("Meridian"), which is an independent executive compensation consulting firm. In 2022, Meridian did not provide any other services to the Company and worked with the Company’s executive management team only on matters for which the Compensation Committee is responsible. The Compensation Committee assessed the independence of Meridian in 2022 pursuant to SEC and Nasdaq requirements and concluded

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
that no conflict of interest exists that would prevent Meridian from serving as an independent consultant to the Compensation Committee. The Compensation Committee periodically seeks input from Meridian on a range of external market factors, including evolving compensation trends, appropriate peer group companies, and market survey data. Meridian also provides general observations on the Company’s compensation programs, but it does not determine or recommend the amount or form of compensation for the Named Officers.

In September 2022, Meridian met with the Compensation Committee to discuss trends and issues impacting executive pay for the Company and other publicly-traded companies. In addition to the consideration of general information regarding trends in executive compensation and a review of the Company's Long-Term Incentive Plan, the discussion also included a high-level review of the Company’s executive and director compensation compared to that of its named peer group.

In 2022, the Compensation Committee retained Goodwin Procter LLP to provide legal advice regarding compensation related matters. The Compensation Committee assessed the independence of Goodwin Procter LLP in 2022 pursuant to SEC and Nasdaq requirements and concluded that no conflict of interest exists that would prevent Goodwin Procter LLP from serving as an independent consultant to the Committee.

Roles of Executive Officers and Management

The Compensation Committee occasionally requests one or more members of executive management to be present at committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives may provide insight, suggestions or recommendations regarding executive compensation; however, only Compensation Committee members vote on decisions regarding executive compensation.

The Company’s Chief Executive Officer provides recommendations to the Compensation Committee on matters relating to the compensation of the executive management team other than his own compensation. In addition, the Chief Executive Officer provides specific recommendations regarding base salary adjustments and short- and long-term incentive awards for members of the executive management team other than himself to the Compensation Committee. The Compensation Committee retains sole discretion with respect to compensation decisions regarding the Company’s executive management team.

Compensation Philosophy and Objectives

The Company’s executive compensation program is reviewed on an annual basis to ensure that the program remains in alignment with the Company’s compensation philosophy and business objectives. The Compensation Committee continues to subscribe to the philosophy that the most effective compensation program is one that is designed to attract and retain qualified and experienced officers and at the same time, is reasonable, competitive, and aligned with the Company’s pay-for-performance philosophy. The Compensation Committee believes that an effective program is one component of the overall management of the Company and that it helps to support and promote a culture that recognizes and rewards the individuals, behaviors, and results that the Company and stockholders value.

The Company’s compensation philosophy is one that recognizes the importance of individual achievements and strives to reward these behaviors while also emphasizing overall corporate achievement. Thus, payments in short- and long-term incentive programs are heavily weighted toward

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
the achievement of corporate goals when measured against both specific corporate goals and against the named peer group.

In order to achieve its stated goals and support its philosophy of providing maximum reward when the Company meets its goals, the compensation program is comprised of four elements:

•Base salary;
•Performance-based cash incentives;
•Equity compensation; and
•Benefit programs.

Compensation Benchmarking

The Compensation Committee reviews data from a number of sources when considering executive compensation decisions. These include:

•Peer group information regarding current pay level and practices relative to its named peer group; and
•Survey data for positions of similar scope and focus in the markets where the Company competes for talent.

Market data from a variety of independent sources are used to ensure that the Company’s total compensation package is competitive in the markets within which it competes for executive talent. In addition, the Compensation Committee evaluates the mix of short-term and long-term compensation against relevant market factors with the goal of promoting long-term performance and stability for the organization while maintaining a compensation mix for each Named Officer that is competitive in the market.

In 2022, the Company’s named peer group consisted of the following financial institutions:

Berkshire Hills Bancorp, Inc.	Northfield Bancorp, Inc.
ConnectOne Bancorp, Inc.	OceanFirst Financial Corp.
Dime Community Bancshares	Peapack Gladstone Financial Corporation
Eagle Bancorp, Inc.	Provident Financial Services, Inc.
First Commonwealth Financial Corporation	S&T Bancorp, Inc.
Flushing Financial Corporation	Sandy Spring Bancorp, Inc.
Independent Bank Corp.	Tompkins Financial Corporation
Kearny Financial Corp.	TrustCo Bank Corp NY
Lakeland Bancorp, Inc.	Univest Financial Corporation
NBT Bancorp, Inc.	Washington Trust Bancorp, Inc.

The peer group companies are headquartered predominantly in the Northeast and Middle Atlantic regions, as this provides the most reasonable basis for the evaluation of executive compensation levels. The peer group is designed to position the Company within a group of peers who have one-half to two times our asset size and approximately at the median at the time compensation evaluations are conducted. Compensation evaluations for 2022 compensation were conducted in the late fall of 2021 and the peer group companies represent the companies used as part of that evaluation. The total assets of

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
the companies in this peer group ranged from $5.4 billion to $14.2 billion. The Company was intentionally positioned in the middle of the peer group based on asset size.

While competitive practice is an important component of the Company’s compensation philosophy, it is not the sole determinant of executive compensation and benefit practices and programs. Ultimately, the Company will administer compensation in a manner that ensures its practices are:

•Externally competitive;
•Internally equitable;
•Based on merit and performance; and
•Compliant with all laws and regulations.

2022 Compensation Elements and Decisions

The Company utilizes a variety of criteria when establishing compensation opportunities for executive management positions. These include:

•Recognition of the relative value and contribution of the position to the Company;
•Consideration of the unique qualifications and/or capabilities required by the position;
•The Company’s desired relationship to its external marketplace vis-à-vis a particular position; and
•The Company’s ability to pay.

The Company positions its executive total compensation package – base salary combined with short- and long-term incentives – to be market competitive when incentive targets are achieved and all components of compensation are received. Short- and long-term incentives are designed and administered to ensure that actual results in relation to the Company’s performance objectives appropriately position earned pay levels relative to the competitive market. Indirect compensation is designed to provide the executive with a competitive benefit program. As is reflected in the Summary Compensation Table, a very small portion of the executive’s total compensation is delivered through perquisites.

Base Salary

The base salaries of executive officers and other members of senior management are reviewed annually and represent a foundational component of direct compensation for executive positions at the Company. Initial base salary levels, as well as subsequent adjustments to base salaries, are determined by:

•Impact and contribution of a particular position, as well as the unique qualifications and/or capabilities an individual offers to the Company;
•Salary levels determined by reference to the external marketplace;
•Internal equity; and,
•Individual performance.

Base salary is the only portion of the executive’s total compensation package that is considered to be “fixed” compensation and is thus not “at risk” on an annual basis. Base salary levels are established to ensure that each executive is being paid competitively for sound performance. It is intended that greater rewards will be recognized when the performance targets established within the context of the Company’s short- and long-term incentive programs are achieved.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
In 2022, the Compensation Committee set the annual base salaries for the Named Officers at levels that were consistent with the market analysis that was performed by the Company’s independent compensation consultant and the Compensation Committee’s assessment of the individual officer’s level of performance, contribution to the Company, and experience. The 2022 total base salaries were: $900,000 for the Company’s Chief Executive Officer, an increase of 3% from 2021; $540,748 for the Company’s Co-President and Chief Financial & Strategy Officer, an increase of 3% from 2021; $540,748 for the Co-President and Chief Operating Officer, an increase of 3% from 2021; $420,000 for the Company’s Chief Operations Officer, an increase of 5% from 2021; and $465,000 for the President and Chief Executive Officer of Brookline Bank, an increase of 10% from 2021. In all cases, base level salaries for the Named Officers were consistent with the Company’s compensation philosophy and practices as adopted by the Company’s Compensation Committee. The President and Chief Executive Officer of Brookline Bank's increase of 10% was to better align his compensation with market.

Short-Term Incentives

The next component of the Company’s variable, or “at risk,” compensation is delivered through the Company’s short-term incentive plan (the “Incentive Plan”). This program is designed to align management’s interests with the achievement of the Company’s financial objectives for the year.

Performance measures are established by the Compensation Committee on an annual basis and are tied directly to the Company’s financial performance. The short-term incentive is cash based and a target incentive opportunity is established for each position. The funding of the incentive pool is based on the Company’s financial performance, and thus, payments are not made until achievement against financial targets has been determined. After the annual aggregate funding level has been established, individual awards are determined based on each officer’s annual performance and contribution.

In 2022, the Incentive Plan provided for cash target awards of 75% of annual base salary for the Company’s Chief Executive Officer and 60% of annual base salary for the Company’s Co-President and Chief Financial & Strategy Officer, Co-President and Chief Operating Officer, Chief Operations Officer, and President and Chief Executive Officer of Brookline Bank. These 2022 target bonus opportunities were consistent with the 2021 target awards with the exception of the Chief Executive Officer of Brookline Bank whose target was increased to 60% in 2022 to be consistent with the target awards for the executive management team.

Funding of the Incentive Plan

The funding of the Company’s Incentive Plan is based on the Company’s financial performance relative to a targeted level of earnings per share, as established by the Company’s Board in January of each year. The funding amount of the Incentive Plan pool is determined by whether the Company achieves a predetermined target level of earnings per share. If the Company does not achieve the target earnings per share in a given year, the funding amount of the Incentive Plan pool is reduced accordingly.

In 2022, the Company reported earnings per share in the amount of $1.42 per basic and diluted share, against an earnings target of $1.25 per share.

Based on its assessment of the Company's financial performance, the Compensation Committee approved the funding of the 2022 Incentive Plan pool at 105% of target.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Payment of Short-Term Incentives

The Compensation Committee considers a combination of Company and individual performance factors when making awards to individual Named Officers. These factors include a review of the Company’s performance relative to its strategic plan, any unique and significant market events, the individual achievements of each Named Officer relative to annual goals, the unique skills and experience of the Named Officer, and the Named Officer’s overall contribution to the Company throughout the year.

In 2022, the Company maintained strong profitability and growth. The Company reported net income of $109.7 million and loan growth of $489.9 million. Total assets increased $583.2 million from December 31, 2021, primarily driven by increases in loans and leases, cash and cash equivalents, other assets, and restricted equity investments. Total deposits decreased $527.8 million in 2022. The Company’s asset quality remained strong, with non-performing assets at $15.3 million, or 0.17% of total assets, at year-end. In 2022, the Company's earnings per share were $1.42 per basic and diluted share, respectively.

After reviewing the Company’s performance, combined with its evaluation of the individual achievement of the Named Officers, the Compensation Committee authorized individual incentive payments for 2022 at 105% of target, providing for a total short-term incentive payment for the Company’s Chief Executive Officer in the amount of $708,750, for the Company’s Co-President and Chief Financial & Strategy Officer in the amount of $340,673, for the Company's Co-President and Chief Operating Officer in the amount of $340,673, for the Company’s Chief Operations Officer in the amount of $264,600, and for the President and Chief Executive Officer of Brookline Bank in the amount of $292,950. The awards were within the plan guidelines and reflect individual and Company performance.

Long-Term Incentives

The Compensation Committee believes that profitability and growth are measured not only in annual increments, but also over an extended period of time. In addition, the Compensation Committee is of the opinion that it is important to consider performance relative to the Company’s peer group, and to align the interests of the management team with that of the Company’s stockholders. The Compensation Committee believes that these goals are accomplished through equity awards.

The Company’s equity-based long-term incentive program represents a significant component of each executive officer’s total compensation and is also variable in nature. Equity grants may be made in the form of stock options or restricted shares, and restricted shares, in turn, may vest based on performance metrics or over time. The Compensation Committee considers the intended purpose of each award and alignment with stockholder interests in determining the appropriate form and design of these awards.

The Compensation Committee has established a target percentage of base salary for each Named Officer for the granting of stock pursuant to the Company's Long-Term Incentive Plan. The target percentage of Base Salary for the Company's Named Officers are as follows: for the Company’s Chief Executive Officer 70%, for the Company’s Co-President and Chief Financial & Strategy Officer 50%, for the Company's Co-President and Chief Operating Officer 50%, for the Company’s Chief Operations Officer 50%, and for the President and Chief Executive Officer of Brookline Bank 40%. The Compensation Committee has the discretion to adjust the equity-based long-term incentive awards in accordance with the performance of the Company or the individual Named Officer. In 2022, 45,652 shares of restricted stock were granted to the Chief Executive Officer, 19,592 shares to the Co-President and Chief Financial & Strategy Officer, 19,592 shares to the Co-President and Chief Operating Officer in accordance with the terms of their employment agreements. In addition, the Compensation Committee made restricted stock grants in the

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
amount of 15,218 shares to the Chief Operations Officer, and 13,478 shares to the President and Chief Executive Officer of Brookline Bank.

All restricted stock awards made to Messrs. Perrault, Carlson, McCurdy, Cosman, and Fess are structured such that 50% of each award will vest at the end of the three-year period if certain identified Company performance objectives are achieved and the remaining 50% will vest ratably over a three-year period. Dividends paid on all restricted stock awards, both performance based and time based, are accrued and not paid to the Named Officers unless and until the vesting criteria are attained. In 2022, the Compensation Committee approved the following performance objectives for the performance awards which reflect the Company's performance relative to its performance award peer group, which for 2022 is defined as Public U.S. Banks with assets between $8-$13 billion as of December 31, 2021, in the following areas: net charge offs, total return to stockholders, and transaction deposit growth which is representative of the percentage change in average checking account balances ("Transaction Deposit Growth"). For 2022, the Transaction Deposit Growth factor measurement period runs from December 31, 2021 to December 31, 2024. Each factor is weighed at 30% percent with the exception of Total Stockholder Return, which is weighted at 40% percent. A threshold of 25% percent has been established for the vesting of performance based restricted stock awards with a maximum payout of 150% percent provided certain performance objectives are achieved. Vesting of awards is subject to the attainment of certain performance targets relative to peers as set forth below.

Company Percentile Performance Relative To Peer Group	Total Shareholder Return	Net Charge Offs	Internal Strategic Metric
25th Percentile	50%	50%	50%
50th Percentile	100%	100%	100%
75th Percentile	150%	150%	150%
Performance in between percentiles set forth in the table above is determined based on linear interpolation (with the exception of performance below the 25th percentile, in which case the award does not vest). Please see the "Grants of Plan-Based Awards" table, in the Named Executive Officer Compensation section below, for more information.

Vesting of the 2019 Performance Grants
In August 2019, the Compensation Committee granted equity-based long-term incentive restricted stock awards with performance criteria (the “2019 Performance Awards”) to the Named Officers then in office in accordance with the terms of the 2014 Restricted Stock Plan. The 2019 Performance Award terms provide that between zero and 150% of the target award may be earned at the conclusion of the three-year performance period, which ran from December 31, 2018 through December 31, 2021 (the “Performance Period”). The performance metrics used to determine the level of achievement as compared to the Company's peer group during the Performance Period were: net charge offs, total return to stockholders, and Transaction Deposit Growth. Each factor is weighed at 30% with the exception of total return to stockholders which is weighed at 40%. The Compensation Committee approved the payment of the 2019 Performance Awards based on the achievement of the performance metrics. Consistent with the Company’s other equity-based long-term incentive awards, the 2019 Performance Awards do not provide for the payment of dividends on shares unless and until the 2019 Performance Awards vest. Based on the Company’s performance during the Performance Period the Compensation Committee approved vesting of the 2019 Performance Awards at 107% of the target.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Retirement Benefits
401(k) Plan
The Company provides all of its employees, including the Named Officers, with tax-qualified retirement benefits through the Company’s 401(k) Plan. The Compensation Committee believes that a 401(k) Plan is an attractive retirement vehicle for recruiting officers. All Named Officers who meet the eligibility requirements may elect to participate in the 401(k) Plan on a non-discriminatory basis. Named Officers, like other employees, may begin deferring compensation upon employment.
The Company’s 401(k) Plan allows employees to make salary reduction contributions equal to the lesser of 75% of compensation or a maximum statutory limit which is indexed annually. The 2022 maximum statutory limit was $20,500. Those employees who are age 50 or older are permitted to make a catch-up contribution of no more than 100% of eligible compensation, or a maximum statutory limit which is indexed annually. The maximum statutory catch-up limit in 2022 was $6,500.
Pursuant to the Company’s 401(k) Plan, the Company provides an annual matching contribution equal to 100% of the first 5% of each employee’s eligible compensation up to the annual maximum statutory limit. This annual match provided by the Company vests immediately.

Nonqualified Deferred Compensation Plan

The Company has a Nonqualified Deferred Compensation Plan open to eligible participants, which includes members of the Company’s Board of Directors, and certain executive officers, including the Named Officers.

Company directors may elect to defer from 25% to 100% of their annual retainer and fees for service on the Board of Directors of the Company and eligible executive officers may elect to defer from 5% to 100% of their annual base salary and/or cash incentive payment. Amounts deferred earn interest credited at the end of each month based on the Company’s average annual yield on earning assets for the previous calendar quarter, converted to a monthly equivalent yield. Mr. Perrault is eligible to receive a Company contribution.

In 2022, participants in the Company’s Nonqualified Deferred Compensation Plan included the Chief Executive Officer, the Co-President and Chief Financial & Strategy Officer, and director John A. Hackett.

Employee Stock Ownership Plan

The Company has an Employee Stock Ownership Plan (the “ESOP”). Employees with at least one year of employment in which they work at least 1,000 hours with the Company and who have attained age 21 are eligible to participate. Shares of the Company’s common stock purchased by the ESOP through the proceeds of a loan are held in a suspense account for allocation among participants.
Shares of common stock released from the suspense account are allocated among ESOP participants on the basis of compensation in the year of allocation. Participants are fully vested in their accounts once they become eligible to participate and an allocation has been made to their account. Benefits are payable in the form of common stock of the Company, cash, or a combination thereof upon death, retirement, early retirement, disability or separation from service.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Any amendments to the ESOP are approved by the Company’s Board of Directors. The ESOP is administered by a committee comprised of members of the Company’s management team. The ESOP committee has appointed an independent financial institution to serve as trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, non-directed shares and shares held in the suspense account are voted in a manner calculated to most accurately reflect the instructions the ESOP trustee has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Employment and Change-in-Control Agreements

The Company has entered into employment agreements with its Chief Executive Officer, Co-President and Chief Financial & Strategy Officer, and Co-President and Chief Operating Officer, and Change in Control Agreements with the Named Officers other than those with employment agreements. These agreements are intended to provide the Company with the continued employment and undivided attention of its Named Officers without the potential distraction resulting from the reduction of job security inherent in employment by a publicly-held institution. The agreements provide assurances to Named Officers regarding the continued payment of salary and benefits in the event of involuntary termination or a change in control at the Company. Please refer to the "Named Executive Officer Compensation" section for a more detailed description of these arrangements.

Perquisites and Other Personal Benefits

The Company provides eligible employees with group life, accidental death and dismemberment, and long-term disability coverage. For its eligible employees, the Company pays 78% of the monthly premiums for group health coverage and 50% of the monthly premiums for individual and family dental and vision coverage.
The Company pays 100% of the monthly premiums for group life and group accident insurance coverage for all full-time employees after an employee has completed three months of service. The Company also sponsors a flexible benefits plan under which employees can pay their ratable share of health insurance premiums on a pre-tax basis, a medical expense reimbursement plan under which employees can defer part of their salary on a pre-tax basis to cover the costs of certain medical expenses not reimbursed through insurance or otherwise, a dependent care plan under which employees can defer part of their salary on a pre-tax basis to cover qualified dependent care expenses, and a transportation plan under which employees can defer part of their salary on a pre-tax basis for qualified parking and transportation expenses. The Company provides Mr. Perrault with an automobile in accordance with the terms of his employment agreement with the Company.
Relationship Between Compensation Policies and Risk

The Compensation Committee regularly reviews the Company's compensation policies to ensure that they effectively incent officer performance without promoting excessive risk taking.

EXECUTIVE COMPENSATION - COMPENSATION DISCUSSION AND ANALYSIS
Clawback Policy

In addition to any other remedies available to the Company and subject to applicable law, if the Board or the Compensation Committee of the Board determines that it is appropriate, the Company may recover in whole or in part any bonus, incentive payment, equity award or other compensation received by an officer of the Company to the extent that such bonus, incentive payment, equity award or other compensation is or was based on any financial results or operating metrics that were impacted by the officer’s knowing or intentional fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company’s financial statements.

Policy Regarding Derivatives, Short Sales, Hedging or Pledging

The Board of Directors annually reviews and approves the Company’s policy with regard to insider trading. The Company’s Insider Trading Policy prohibits insiders from pledging shares on margin, trading in derivative securities of the Company’s common stock, engaging in short sales of the Company’s securities, or purchasing any other financial instrument that is designed to hedge or offset any decrease in the market value of the Company’s securities.

Stock Ownership Guidelines

The Compensation Committee believes that Company stock ownership by the Board and executive officers strengthens their commitment to the Company’s future and further aligns their interests with those of the Company’s stockholders.  The Compensation Committee encourages the Company’s directors and executive officers to purchase and own Company stock and discourages sales of Company stock except pursuant to a pre-arranged plan.  In 2021, the Board adopted stock ownership guidelines (the "Guidelines") for the Company's directors. The Guidelines provide that all members of the Board will maintain ownership of Company stock with a market value equal to a minimum of three times the value of the total annual cash retainer paid to a member of the Board for serving on the Company’s Board. Members of the Board have a period of five years from the date of their election to the Board, or, in the case of existing directors, a period of five years from the date of the adoption of the Guidelines, to satisfy this requirement.

Directors may satisfy the stock ownership requirements with the following forms of stock ownership:
direct ownership, joint ownership, beneficial ownership, and unvested shares of time-based restricted stock.

Directors satisfy the applicable stock ownership guidelines if either (i) the aggregate price paid by the director for such shares of common stock equals or exceeds three times his or her total annual cash retainer or (ii) the fair market value of such shares of common stock equals or exceeds such amount, as calculated at the closing price on the last trading day of each calendar year.

The Board will review compliance with the Guidelines on an annual basis. Current members of the Board have until 2026 to satisfy the requirement set forth in the Guidelines. As of December 31, 2022, all directors with five years of service were in compliance with the Guidelines.

The Board is of the view that the number of shares of the Company’s stock owned by each executive officer is a personal decision and, independent of any stock ownership requirements that are imposed by law, does not require executive officers to purchase and/or own Company stock. The Compensation Committee will continue to review the Company’s position regarding Company stock ownership on an annual basis to evaluate the stock ownership practices of directors and executive officers and to consider any necessary changes or enhancements to the Company’s position regarding Company stock ownership.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

Members of the Compensation Committee

Bogdan Nowak (Chair)
Joanne B. Chang
John J. Doyle, Jr.
John A. Hackett
Joseph J. Slotnik

NAMED EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table – 2022

The following table sets forth the cash and non-cash compensation for the fiscal years ended December 2022, 2021, and 2020 awarded to or earned by our Chief Executive Officer, Chief Financial Officer, and the Company’s three other highest paid Named Officers whose total compensation earned in 2022, 2021, and 2020 exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)		Total ($)
Paul A. Perrault...........	2022	900,000	33,750	629,998	675,000	—	277,514	(5)	2,516,262
Chairman and Chief Executive Officer	2021	870,350	32,638	609,258	652,763	—	129,344		2,294,353
	2020	845,000	—	591,496	570,375	—	126,192		2,133,063

Carl M. Carlson............	2022	540,748	16,223	270,370	324,449	—	68,032	(6)	1,219,822
Co-President and Chief Financial & Strategy Officer	2021	487,830	15,750	262,507	315,000	—	69,136		1,150,223
	2020	432,500	—	172,998	233,550	—	130,144		969,192

Michael W. McCurdy..	2022	540,748	16,223	270,370	324,449	—	150,107	(7)	1,301,897
Co-President, Chief Operating Officer	2021	460,436	15,750	262,507	315,000	—	48,965		1,102,658
	2020	—	—	—	—	—	—		—

James M. Cosman........	2022	420,000	12,600	210,008	252,000	—	53,859	(8)	948,467
Chief Operations Officer	2021	382,089	12,000	200,011	240,000	10,485	160,342		1,004,927
	2020	—	—	—	—	—	—		—

Darryl J. Fess........	2022	465,000	13,950	185,996	279,000	—	69,933	(9)	1,013,879
President and Chief Executive Officer, Brookline Bank	2021	422,094	10,552	168,835	211,047	—	50,325		862,853
	2020	409,800	—	135,236	184,410	—	61,089		790,535

NAMED EXECUTIVE OFFICER COMPENSATION

1	The amounts in this column represent the bonus granted at the discretion of the Compensation Committee in excess of the amount of non-equity incentive plan compensation paid. The amounts earned in 2022 were paid in 2023.
2
The amounts in this column represent the aggregate grant date fair value of restricted stock awards made in 2022, 2021, and, 2020 respectively. The grant date fair value was calculated by multiplying the number of shares by the closing price of the Company's stock on the grant date in accordance with FASB ASC Topic 718. With respect to the performance based component of the awarded restricted stock, amounts included in this column represent the grant date fair value of the target level of the award as we consider target to be the probable outcome. The grant date fair value of the performance based restricted stock awards made in 2022, 2021,and 2020, respectively, assuming maximum level of performance, were: $472,498, $456,943, and $443,662, respectively for Mr. Perrault; $202,777, $196,880, and $82,914, respectively for Mr. Carlson; $202,777 and $196,880 for Mr. McCurdy; $157,506 and $150,008, respectively for Mr. Cosman; and $139,497, $126,626, and $62,802, respectively for Mr. Fess. For a more complete description of the stock awards granted in 2022, please see "Compensation Discussion and Analysis."

3	Compensation shown in this column represents payments earned under the Company's Incentive Plan. The amounts earned in 2022 were paid in 2023.
4	For Mr. Perrault and Mr. Carlson, only, in prior reporting periods the Company reported amounts in this column representing the interest earned in the relevant fiscal year on earnings that were deferred under the Company's Nonqualified Deferred Compensation Plan. This information is not required to be provided in the Summary Compensation Table because such amounts are not above-marekt earnings.
5	In 2022 includes: (a) 401(k) plan employer contribution in the amount of $10,385, (b) automobile expense in the amount of $11,939, (c) club dues in the amount of $9,430, (d) ESOP share allocations of $1,100, (e) insurance benefit payments in the amount of $23,134, (f) dividends on unvested restricted stock grants in the amount of $52,846, (g) parking expenses in the amount of $7,680, and (h) deferred compensation plan employer contributions in the amount of $161,000. With respect to Mr. Perrault's automobile expenses, the Company computes the aggregate incremental cost of the automobile to Mr. Perrault by using the annual depreciation amount.
6	In 2022 includes: (a) 401(k) plan employer contribution in the amount of $15,250, (b) club dues in the amount of $4,746, (c) ESOP share allocations of $1,100, (d) insurance benefit payments in the amount of $23,294, (f) parking expenses in the amount of $7,680, and (g) dividends on unvested restricted stock grants in the amounts of $15,962.
7	In 2022 includes: (a) 401(k) plan employer contribution in the amount of $15,250, (b) club dues in the amount of $19,175 (c) club initiation fees in the amount of $70,000; (d) insurance benefit payments in the amount of $23,638, (e) parking expenses in the amount of $7,680, (f) dividends on unvested restricted stock grants in the amount of $13,264, and (g) ESOP share allocations of $1,100.
8	In 2022 includes: (a) 401(k) plan employer contribution in the amount of $15,250, (b) parking expenses in the amount of $7,680, (c) ESOP share allocations of $1,100, (d) insurance benefit payments in the amount of $16,774, and (e) dividends on unvested restricted stock grants in the amount of $13,055.
9	In 2022 includes: (a) 401(k) plan employer contribution in the amount of $15,250, (b) ESOP share allocations of $1,100, (c) insurance benefit payments in the amount of $23,730, (d) parking expenses in the amount of $6,600, (e) club dues in the amount of $10,986, and (f) dividends on unvested restricted stock grants in the amount of $12,267.

NAMED EXECUTIVE OFFICER COMPENSATION
Grants of Plan-Based Awards – 2022

				Estimated Payouts Under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Stock Awards: Number of Shares of Stock or Units (#)(6)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date		Date of Grant Approval	Target ($)	Threshold (#)(3)		Target (#)(4)	Maximum (#)(5)

Paul A. Perrault				675,000	—		—	—		—		—	—
	8/2/2022		6/22/2022		5,707		22,826	34,239		—		—	—		314,999
	8/2/2022	6/22/2022	6/22/2022		—	—	—	—	—	22,826	—	—	—	314999	314,999

Carl M. Carlson				324,449	—		—	—		—		—	—		—
	8/2/2022		6/22/2022		2,449		9,796	14,694		—		—	—		135,185
	8/2/2022		6/22/2022		—		—	—		9,796		—	—		135,185

Michael W. McCurdy				324,449	—		—	—		—		—	—		—
	8/2/2022		6/22/2022		2,449		9,796	14,694		—		—	—		135,185
	8/2/2022		6/22/2022		—		—	—		9,796		—	—		135,185

James M. Cosman				252,000	—		—	—		—		—	—
	8/2/2022		6/22/2022		1,902		7,609	11,414		—		—	—		105,004
	8/2/2022		6/22/2022		—		—	—		7,609		—	—		105,004

Darryl J. Fess				279,000	—		—	—		—		—	—		—
	8/2/2022		6/22/2022		1,685		6,739	10,109		—		—	—		92,998
	8/2/2022		6/22/2022		—		—	—		6,739		—	—		92,998

1	This column displays the potential payouts to the Named Officers under the Incentive Plan assuming target and maximum levels of performance are met. The Incentive Plan does not establish a minimum or a maximum for these allocations, therefore the sub-columns "Threshold ($)" and "Maximum ($)" are not applicable and have not been presented. Actual amounts paid in February 2023 to the Named Officers under the Incentive Plan are reflected in the Summary Compensation Table under the column "Non-Equity Incentive Plan Compensation."
2	Performance based shares granted to Messrs. Perrault, Carlson, McCurdy, Cosman, and Fess on August 2, 2022 may vest on August 2, 2025 if certain identified performance targets are met. Specifically, the Company's net charge offs, and total return to stockholders will be compared to the performance of the peer group. In addition, Company's performance relative to Transaction Deposit Growth will be measured against established targets. Payments will be made to the Named Officers based on the Company's performance relative to the Company's peer group. Net charge offs are weighed at 30%, Total Return to Stockholders is weighed at 40% and the Company's Transaction Deposit Growth is weighted at 30%.
3	Threshold has been established as performance at the 25th percentile or greater when measured against the defined peer group. Performance between the 25th and 50th percentile would be determined via linear interpolation.
4	Target has been established as performance at the 50th percentile of the peer group.
5	Maximum payments of 150% of target would be paid for performance above the 100th percentile when measured relative to the peer group determined via linear interpolation.
6	Time based shares granted to Messrs. Perrault, Carlson, McCurdy, Cosman, and Fess on August 2, 2022 vest one-third per year for three years.
7
Amounts in this column reflect the aggregate grant date fair value of the time and performance based restricted stock awards granted in 2022. The grant date fair value of the time and performance based restricted stock awards was determined by multiplying the number of restricted shares granted by the closing price of the Company's common stock on August 2, 2022 for Messrs. Perrault, Carlson, McCurdy, Cosman, and Fess. For purposes of this table, the grant date fair value of the performance shares was assumed at the target level, which we consider to be the probable outcome. The actual number of shares earned is dependent on the Company's performance during the performance measuring period, therefore actual results may vary. For a more complete description of the criteria for payment of the performance shares granted in 2022, please see "Compensation Discussion and Analysis".

NAMED EXECUTIVE OFFICER COMPENSATION
Outstanding Equity Awards at Fiscal Year End – 2022

The following table itemizes outstanding stock awards held by the Company’s Named Officers as of December 31, 2022. The Named Officers did not hold any outstanding option awards as of December 31, 2022:

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan awards: number of unearned shares, units or other rights that have not Vested (#)(1)	Equity Incentive Plan awards: payout value of unearned shares, units or other rights that have not Vested ($)(2)

Paul A. Perrault.........	8/2/2020	10,312	145,915	30,936	437,744
	8/3/2021	14,045	198,737	21,067	298,098
	8/2/2022	22,826	322,988	22,826	322,988

Carl M. Carlson..........	8/2/2020	3,016	42,676	9,048	128,029
	8/3/2021	6,052	85,636	9,077	128,440
	8/2/2022	9,796	138,613	9,796	138,613

Michael W. McCurdy...	8/2/2020	2,453	34,710	7,358	104,116
	8/3/2021	6,052	85,636	9,077	128,440
	8/2/2022	9,796	138,613	9,796	138,613

James M. Cosman.......	8/2/2020	2,465	34,880	7,395	104,639
	8/3/2021	4,611	65,246	6,916	97,861
	8/2/2022	7,609	107,667	7,609	107,667

Darryl J. Fess.....	8/2/2020	2,358	33,366	7,073	100,083
	8/3/2021	3,892	55,072	5,838	82,608
	8/2/2022	6,739	95,357	6,739	95,357

1	These numbers represent shares of restricted stock subject to time and performance based vesting requirements. The shares of restricted stock subject to time based vesting requirements vest ratably on annual basis for three years beginning on the first anniversary of the grant date. The shares of restricted stock subject to performance based vesting requirements vest three years from the dates of grant, assuming the attainment of identified performance targets. The actual number of shares that will be earned pursuant to the performance based awards are dependent upon the Company's performance for the identified performance periods. We assume for purposes of the table that the Company's performance during the performance periods will result in the target amount of each award being earned by the Named Officers. Actual results may vary based upon the Company's actual performance. Shares granted prior to 2021 were granted pursuant to the 2014 Brookline Bancorp, Inc. Equity Incentive Plan. Beginning in 2021, shares were granted pursuant to the 2021 Brookline Bancorp, Inc. Stock Option and Incentive Plan.
2	Based on market value per share of $14.15 at December 30, 2022, which was the closing price of the Company's common stock on the last trading date of fiscal 2022.

NAMED EXECUTIVE OFFICER COMPENSATION
Option Exercises and Stock Vested - 2022

The following table sets forth information with respect to the aggregate amount of stock awards that vested during the last fiscal year and the value realized thereon. None of the Company's Named Officers exercised option awards in 2022.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Paul A. Perrault..........	45,069	240,137	(1)(2)

Carl M. Carlson..........	14,167	83,637	(1)(2)

Michael W. McCurdy.....	12,087	75,817	(1)(2)

James M. Cosman........	11,477	66,048	(1)(2)

Darryl J. Fess............	10,655	59,607	(1)(2)

1	In accordance with SEC rules, this table provides information regarding stock award vesting that occurred in 2022. This table presents gross share amounts, without accounting for shares withheld upon vesting for payment of taxes.
2	Value is based on the number of shares that vested on August 2, 2022 and August 3, 2022, multiplied by the closing price per share on the vesting dates, which was $13.80 and $13.89, respectively. Included in the number of shares acquired on vesting are performance-based restricted stock grants made to the Named Officers in office on August 2, 2019. Based on the Company's performance for the three-year period ending December 31, 2021, the performance-based restricted stock vested at 107% of the target level.

NAMED EXECUTIVE OFFICER COMPENSATION
Nonqualified Deferred Compensation – 2022

The following table contains information about the activity in, and the balances of, each Named Officer’s Nonqualified Deferred Compensation account as of December 31, 2022. For more information about the Company’s Nonqualified Deferred Compensation Plan, please see "Nonqualified Deferred Compensation Plan" above.

	Executive Contribution in 2022	Company Contributions in 2022	Aggregate Earnings in 2022	Aggregate Withdrawals or Distributions	Aggregate balance as of December 31, 2022
Name	($) (1)	($)(2)	($) (3)	($)	($)

Paul A. Perrault...........	637,436	161,000	237,072	—	6,418,570

Carl M. Carlson.........	253,838	—	46,512	—	1,271,385

Michael W. McCurdy...	—	—	—	—	—

James M. Cosman........	—	—	—	—	—

Darryl J. Fess.......	—	—	—	—	—

1	The amount listed represents the amounts contributed by the Named Officer which are reported as salary earned in the last fiscal year in the Summary Compensation Table.
2	The amount listed represents an amount contributed by the Company on behalf of the Named Officer pursuant to his Employment Agreement as more fully described below.
3	The aggregate earnings represent interest earned on the Named Officer's balances calculated monthly using the Company's average annual yield on earning assets for the previous calendar quarter, converted to a monthly equivalent yield.

Potential Payments Upon Termination or Change-in-Control

Employment Agreement with Paul A. Perrault. The Company and Brookline Bank entered into an employment agreement (as amended the “Perrault Agreement”) with Mr. Perrault on April 11, 2011 which was amended on July 25, 2018, March 10, 2021, and September 22, 2021. The Perrault Agreement is for a period of 36 calendar months, and commencing on the first anniversary of the date of the Agreement, and continuing at each anniversary date thereafter, the Perrault Agreement shall renew for an additional year unless written notice is provided to Mr. Perrault at least 60 days prior to any such anniversary date. Capitalized terms used in this section that are not defined have the meanings assigned to them in the Perrault Agreement.

The Perrault Agreement provides that the Company will pay Mr. Perrault a base salary and an annual short-term incentive payment of up to 75% of base salary. As previously discussed, payment of this award is predicated upon the Company’s achievement of established annual goals. The Perrault Agreement also sets forth the terms and conditions of Mr. Perrault’s long-term incentive, which is in the form of equity compensation. Specifically, Mr. Perrault is eligible to receive an award of restricted stock having a value equal to 70% of his base salary in effect at the time the award is made. Fifty percent of each award will vest ratably over a three-year period, with the remaining 50% vesting at the end of a three-year period based on the attainment of performance goals which are established by the Compensation Committee.

NAMED EXECUTIVE OFFICER COMPENSATION
Upon the occurrence of an Event of Termination, prior to or at least 12 months after a Change in Control, Mr. Perrault (or his beneficiaries or estate in the event of his death subsequent to his termination of employment) is entitled to receive an amount equal to the sum of (i) Mr. Perrault’s base salary, (ii) the highest bonus awarded to him during the past three years, and (iii) the highest equity consideration previously awarded to him in any year.

Upon the occurrence of an Event of Termination within 12 months after Change in Control, Mr. Perrault (or his beneficiaries or estate) is entitled to receive an amount equal to three times the sum of items (i), (ii) and (iii) as set forth in the preceding paragraph, and all unvested restricted and performance stock awards immediately vest and become payable on the occurrence of a Change in Control.

Upon the occurrence of an Event of Termination, life and disability coverage substantially identical to the coverage maintained by the Company shall continue to be made available to Mr. Perrault for 24 months from the date of termination. In March 2021, the Company and the Board agreed to provide Mr. Perrault with post-termination medical and dental benefits (the "Post Termination Medical Benefit"). The Post Termination Medical Benefit provides that Mr. Perrault, his spouse and any eligible dependent shall be eligible to continue their medical and dental insurance coverage under the group medical and dental insurance plans in effect at the time of the Event of Termination or upon Mr. Perrault's termination due to retirement, death, or disability to the maximum extent permissible under the terms and conditions of such plans and under applicable law, until Mr. Perrault or, independently, his spouse, dies. The premium payments for such coverage shall be paid by the Company on behalf of Mr. Perrault, and such amounts may be taxable to the extent necessary to avoid treatment as a discriminatory arrangement under Code Section 105(h), if applicable. In the event that Brookline Bank is unable, by operation of the group medical and dental insurance plans or applicable law, to continue group medical and dental insurance coverage for Mr. Perrault and his spouse and any eligible dependent as provided by the Post Termination Medical Benefit, or if providing such coverage would cause Brookline Bank or Mr. Perrault, his spouse or any eligible dependent to be subject to tax penalties under the Patient Protection and Affordable Care Act or otherwise, then Brookline Bank will pay Mr. Perrault (or his spouse and any eligible dependent, as applicable) on a monthly basis an amount equal to the premium cost of such group medical and dental insurance coverage until Mr. Perrault and, independently, his spouse, dies.

In September 2021, the Compensation Committee voted to provide Mr. Perrault with an unfunded defined contribution supplemental retirement plan benefit. Under such plan, the Company or the Bank, as applicable, will reflect on behalf of Mr. Perrault an annual contribution credit in an amount equal to $161,000.00 (the “Annual Contribution Credit”). The supplemental retirement plan shall include such other terms, conditions and provisions as the Company or the Bank, as applicable, may determine. The Annual Contribution Credit shall be credited as of December 31 of each calendar year; provided that if Mr. Perrault’s employment is terminated due to Retirement, without Cause or if he terminates for Good Reason during a calendar year then the Annual Contribution Credit for such calendar year will be prorated based on Mr. Perrault’s actual period of service during that year; and provided, further, that notwithstanding the foregoing, all Annual Contribution Credits will be made in accordance with Section 409A of the Code.

Notwithstanding the Perrault Agreement, payments under the Perrault Agreement will be reduced, but only if such reduction will result in Mr. Perrault receiving a higher after-tax amount in order to avoid a loss of tax deduction under Section 280G of the Code and the excise taxes imposed pursuant to Section 4999 of the Code.

NAMED EXECUTIVE OFFICER COMPENSATION
In the event that Mr. Perrault is unable to perform his duties on a full-time basis for a period of six consecutive months due to disability, the Company may terminate the Perrault Agreement, but will be obligated to pay him, in addition to Mr. Perrault's Post-Termination Medical Benefits, his Base Salary for one year, provided that any amounts actually paid to Mr. Perrault pursuant to any disability insurance or other similar such program which the Company has provided, or pursuant to any workman’s or social security disability program, shall reduce the compensation to be paid to Mr. Perrault resulting from his disability.
In the event of death, Mr. Perrault’s estate, legal representatives or beneficiaries shall be paid his base salary for a period of one year from the date of his death.
Employment Agreement with Carl M. Carlson. The Company, Brookline Bank, and Bank Rhode Island entered into an employment agreement (the “Carlson Agreement”) with Mr. Carlson on September 22, 2021. The Carlson Agreement is for a period that is continuous and at will until terminated by the Company or Mr. Carlson.
The Carlson Agreement provides that the Company will pay Mr. Carlson a base salary and an annual short-term incentive payment of up to 60% of base salary. As previously discussed, payment of this award is predicated upon the Company’s achievement of established annual goals. The Carlson Agreement also sets forth the terms and conditions of Mr. Carlson’s long-term incentive, which is in the form of equity compensation. Specifically, Mr. Carlson is eligible to receive an award of restricted stock having a value equal to 50% of his base salary in effect at the time the award is made. Fifty percent of each award will vest ratably over a three-year period, with the remaining 50% vesting at the end of a three-year period based on the attainment of performance goals which are established by the Compensation Committee.

Upon a termination of Mr. Carlson’s employment by us without Cause or by Mr. Carlson for Good Reason, as defined in the Carlson Agreement (all collectively, "Event of Termination"), Mr. Carlson (or his beneficiaries or estate in the event of his death subsequent to his termination of employment) is entitled to receive an amount equal to two times the sum of (i) Mr. Carlson’s then-current base salary, (ii) Mr. Carlson's target bonus for the then-current year, and (iii) Mr. Carlson's target equity award for the then-current year. In addition, upon the occurrence of an Event of Termination (i) all stock options and other stock-based awards held by Mr. Carlson fully accelerate, (ii) subject to Mr. Carlson’s proper election to receive benefits under COBRA and copayment of premiums at the applicable active employee’s rate, continuation of health insurance until the earlier of 24 months from the date of termination or the date that Mr. Carlson becomes eligible for group medical benefits under any other employer’s group medical plan, and (iii) life and disability coverage substantially identical to the coverage maintained by the Company prior to termination shall continue to be made available to Mr. Carlson for 24 months following the date of termination. In the event the Company is unable to continue such health, life or disability coverage, Mr. Carlson shall be provided with a cash payments equal to the cost of such coverage.

In the event that the Event of Termination occurs on or within 12 months following a Change in Control, as defined in the Carlson Agreement, Mr. Carlson is also entitled to receive outplacement assistance for a period of 12 months at no charge.

Notwithstanding the Carlson Agreement, payments under the Carlson Agreement will be reduced, but only if such reduction will result in Mr. Carlson receiving a higher after-tax amount in order to mitigate the risk of any excise taxes imposed pursuant to Section 280G of the Code.

NAMED EXECUTIVE OFFICER COMPENSATION
In the event that Mr. Carlson is unable to perform his duties on a full-time basis for a period of 180 days in any 12-month period, which need not be consecutive, due to disability, the Company may terminate the Carlson Agreement.

Employment Agreement with Michael W. McCurdy. The Company, Brookline Bank, and Bank Rhode Island entered into an employment agreement (the “McCurdy Agreement”) with Mr. McCurdy on September 22, 2021. The McCurdy Agreement is for a period that is continuous and at will until terminated by the Company or Mr. McCurdy.
The McCurdy Agreement provides that the Company will pay Mr. McCurdy a base salary and an annual short-term incentive payment of up to 60% of base salary. As previously discussed, payment of this award is predicated upon the Company’s achievement of established annual goals. The McCurdy Agreement also sets forth the terms and conditions of Mr. McCurdy’s long-term incentive, which is in the form of equity compensation. Specifically, Mr. McCurdy is eligible to receive an award of restricted stock having a value equal to 50% of his base salary in effect at the time the award is made. 50% of each award will vest ratably over a three-year period, with the remaining 50% vesting at the end of a three-year period based on the attainment of performance goals which are established by the Compensation Committee.

Upon a termination of Mr. McCurdy’s employment by us without Cause or by Mr. McCurdy for Good Reason, as defined in the McCurdy Agreement (all collectively, "Event of Termination"), Mr. McCurdy (or his beneficiaries or estate in the event of his death subsequent to his termination of employment) is entitled to receive an amount equal to two times the sum of (i) Mr. McCurdy’s then-current base salary, (ii) Mr. McCurdy's target bonus for the then-current year, and (iii) Mr. McCurdy's target equity award for the then-current year. In addition, upon the occurrence of an Event of Termination, (i) all stock options and other stock-based awards held by Mr. McCurdy fully accelerate, (ii) subject to Mr. McCurdy’s proper election to receive benefits under COBRA and copayment of premiums at the applicable active employee’s rate, continuation of health insurance until the earlier of 24 months from the date of termination or the date that Mr. McCurdy becomes eligible for group medical benefits under any other employer’s group medical plan, and (iii) life and disability coverage substantially identical to the coverage maintained by the Company prior to termination shall continue to be made available to Mr. McCurdy for 24 months following the date of termination. In the event the Company is unable to continue such health, life or disability coverage, Mr. McCurdy shall be provided with a cash payment equal to the cost of such coverage.

In the event that the Event of Termination occurs on or within 12 months following a Change in Control, as defined in the McCurdy Agreement, Mr. McCurdy is also entitled to receive outplacement assistance for a period of 12 months at no charge.

Notwithstanding the McCurdy Agreement, payments under the McCurdy Agreement will be reduced, but only if such reduction will result in Mr. McCurdy receiving a higher after-tax amount in order to mitigate the risk of any excise taxes imposed pursuant to Section 280G of the Code.

In the event that Mr. McCurdy is unable to perform his duties on a full-time basis for a period of 180 days in any 12-month period, which need not be consecutive, due to disability, the Company may terminate the McCurdy Agreement.

Change-in-Control Agreements. The Company, including its subsidiaries, has entered into change in control agreements (the “Change-in-Control Agreements”) with several of the Company’s officers, including individuals who serve as officers of the Company’s subsidiaries and all of the Named Officers

NAMED EXECUTIVE OFFICER COMPENSATION
with the exception of Mr. Perrault, Mr. Carlson, and Mr. McCurdy whose employment agreements with the Company include change in control provisions. The Change-in-Control Agreements provide certain benefits in the event of a qualifying termination within 12 months following a change in control of the Company. For these purposes, a change in control ("Change-in-Control") is defined generally to mean: the consummation of (i) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (ii) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company.

Under the Change-in-Control Agreement, if, within 12 months following a Change-in-Control of the Company, the Named Officer's employment with the Company is terminated by the Company other than for Cause, or by the Named Officer for Good Reason (each as defined in the Change-in-Control Agreement), the Named Officer would be entitled to: (1) a payment equal to two times the sum of the Named Officer’s annual base salary in effect immediately prior to the Change-in-Control and the Named Officer’s target bonus for the fiscal year in which the Change-in-Control occurred, (2) continuation of health and dental benefits provided by the Company for 24 months following the date of termination, subject to the Named Officer’s copayment of premiums at the active employees’ rate, (3) continued life and disability insurance for 24 months following the date of termination, and (4) full acceleration of all stock options or other stock-based awards held by the Named Officer.

These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and the Company may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections. Although the Change-in-Control Agreements may have the effect of making a takeover more expensive to an acquirer, the Company believes that the benefits of enhancing the Company’s ability to attract and retain qualified management persons by offering the Change-in-Control Agreements outweigh any disadvantage of such agreements.

Assuming the employment of the Named Officers were to be terminated under the circumstances listed below, each as of December 31, 2022, the following Named Officers would be entitled to the following payments and benefits under the terms of their employment agreements and Change-in-Control Agreements:

NAMED EXECUTIVE OFFICER COMPENSATION

Name	Resignation for Good Cause	Early Retirement	Normal Retirement	Involuntary not for Cause Termination	Involuntary Termination for Cause	Involuntary Termination after Change in Control	Disability (4)	Death (4)
Paul A. Perrault
Employment Agreement
Severance........................	$2,238,748	$—	$—	$2,238,748	$—	$6,716,243	$900,000	$900,000
Equity (1)........................	$—	$—	$—	$—	$—	$1,726,470	$1,726,470	$172,647
Perquisites/Benefits (2)....	$43,610	$—	$—	$43,610	$—	$43,610	$43,610	$43,610
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other (3)..........................	$—	$—	$—	$—	$—	$—	$—	$—
Total...............................	$2,282,358	$—	$—	$2,282,358	$—	$8,486,323	$2,670,080	$1,116,257

Carl M. Carlson
Employment Agreement
Severance.........................	$2,303,578	$—	$—	$2,303,578	$—	$2,303,578	$—	$—
Equity (1)........................	$662,008	$—	$—	$662,008	$—	$662,008	$662,008	$662,008
Perquisites/Benefits (2)....	$45,298	$—	$—	$45,298	$—	$45,298	$—	$—
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other...............................	$—	$—	$—	$—	$—	$25,000	$—	$—
Total.................................	$3,010,884	$—	$—	$3,010,884	$—	$3,035,884	$662,008	$662,008

Michael W. McCurdy
Employment Agreement
Severance.........................	$2,303,578	$—	$—	$2,303,578	$—	$2,303,578	$—	$—
Equity (1)........................	$630,128	$—	$—	$630,128	$—	$630,128	$630,128	$630,128
Perquisites/Benefits (2)....	$45,986	$—	$—	$45,986		$45,986	$—	$—
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other...............................	$—	$—	$—	$—	$—	$25,000	$—	$—
Total.................................	$2,979,692	$—	$—	$2,979,692	$—	$3,004,692	$630,128	$630,128

James M. Cosman
Change in Control Agreement
Severance........................	$—	$—	$—	$—	$—	$1,369,200	$—	$—
Equity (1)........................	$—	$—	$—	$—	$—	$517,961	$517,961	$517,961
Perquisites/Benefits (2)....	$—	$—	$—	$—	$—	$32,374	$—	$—
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other...............................	$—	$—	$—	$—	$—	$—	$—	$—
Total.................................	$—	$—	$—	$—	$—	$1,919,535	$517,961	$517,961

Darryl J. Fess
Change in Control Agreement
Severance.........................	$—	$—	$—	$—	$—	$1,515,900	$—	$—
Equity (1)........................	$—	$—	$—	$—	$—	$456,748	$456,748	$456,748
Perquisites/Benefits (2)....	$—	$—	$—	$—	$—	$46,170	$—	$—
Tax Reimbursement.........	$—	$—	$—	$—	$—	$—	$—	$—
Other...............................	$—	$—	$—	$—	$—	$—	$—	$—
Total.................................	$—	$—	$—	$—	$—	$2,018,818	$456,748	$456,748

NAMED EXECUTIVE OFFICER COMPENSATION

1	Reflects shares of restricted stock awards to the Named Officers that have not vested as of December 31, 2022, and would vest upon an involuntary termination following a change in control, or in the event of the disability or death of the Named Officer. The value of the shares of restricted stock awarded to the Named Officers is based on a closing price of $14.15 per share on December 31, 2022.
2	Represents medical and dental insurance premiums, life insurance premiums, and group term disability insurance premiums. For Mr. Perrault only, medical and dental insurance premiums reflect the accumulated postretirement benefit obligation as of December 31, 2022 calculated in accordance with ASC Topic 715 - Compensation - Retirement and Benefits.
3	Represents the outplacement services provided to Mr. Carlson and Mr. McCurdy, only, following an Event of Termination pursuant to their Employment Agreements with the Company. Please see the description above related to Mr. Carlson and Mr. McCurdy's Employment Agreement for more information.
4	In the event of disability or death of a Named Officer, in addition to the benefits shown under the columns "Disability" and "Death," the Named Officer would receive benefits under the Company's disability plan or payments under the Company's group term life insurance plan, as applicable.

CEO Pay Ratio Disclosure
Consistent with the requirements of the Dodd-Frank Act Section 953(b) and Item 402(u) of Regulation S-K, the Company must provide a disclosure of the “Total Compensation” paid to our Chief Executive Officer, Mr. Perrault, as a ratio to the Total Compensation paid to our median employee (the “Median Employee”) for the prior year (the “CEO Pay Ratio”). For 2022, our last completed fiscal year, the Total Compensation paid to our Median Employee was $87,252 and the Total Compensation paid to our CEO as reported in the Summary Compensation Table included in this Proxy Statement was $2,516,262. The Company’s CEO Pay Ratio for 2022 is 28.84.
For purposes of determining the compensation of our Median Employee, we followed the requirements established by the SEC. A date of December 31, 2020 was selected to determine our Median Employee. We used gross pay to calculate the Median Employee. No changes were required to the Median Employee calculation in 2022. The gross pay method includes all payments made to an employee during a given calendar year. Consistent with SEC guidance, we excluded certain non-relevant employees from the calculation such as those who left the Company prior to December 31, 2020 and our CEO. The gross pay for employees who were hired by the Company during 2020 was annualized in accordance with SEC guidance. Using this information, we determined our Median Employee and calculated the CEO Pay Ratio based on the Median Employee’s Total Compensation as required by SEC guidance.
Pay versus Performance Disclosure

Consistent with the requirements of the Dodd Frank Act Section 953(a) and Item 402(v) of Regulation S-K, we are providing the following disclosures about the relationship between the Company's financial performance and executive compensation. These disclosures are designed to comply with the pay-versus-performance ("Pay-versus-Performance") metrics as established by the SEC. For additional information regarding the Company's variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, please refer to "Executive Compensation - Compensation Discussion and Analysis."

NAMED EXECUTIVE OFFICER COMPENSATION

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income (thousands) (7)	Asset Quality (%)(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$2,516,262	$2,404,773	$1,121,016	$1,050,029	$91	$93	$109,744	0.05%
2021	$2,294,353	$2,657,693	$1,062,095	$1,168,448	$139	$136	$115,440	0.08%
2020	$2,133,063	$1,758,935	$859,540	$763,179	$76	$91	$47,635	0.11%

1	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Perrault (our Chief Executive Officer) for each corresponding year in the "Total" column of the Summary Compensation Table. Refer to "Named Executive Compensation - Summary Compensation Table."
2	The dollar amounts reported in column (c) represent the amount of "compensation actually paid" to Mr. Perrault, as calculated in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect actual amounts of compensation earned or paid to Mr. Perrault during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Perrault's total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Less Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Reported Changes in the Actuarial Present Value of Pension Benefits (c)	Pension Benefits Adjustments (d)	Compensation Actually Paid to PEO
2022	$2,516,262	$(629,998)	$518,509	$—	$—	$2,404,773
2021	$2,294,353	$(609,258)	$972,598	$—	$—	$2,657,693
2020	$2,133,063	$(591,496)	$217,368	$—	$—	$1,758,935

(a)	Amounts reported in this column reflect the subtraction of the grant date fair value of equity awards, reported in the "Stock Awards" and "Option Awards" columns in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity award granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the sample applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

NAMED EXECUTIVE OFFICER COMPENSATION

Year	Year End Fair Value of Equity Awards	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in the Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$1,726,470	$628,296	$(109,787)		$—	$518,509
2021	$2,007,298	$874,747	$97,851		$—	$972,598
2020	$1,365,400	$468,109	$(250,741)		$—	$217,368

(c)	The amounts included in this column are the amounts reported in "Change in Pension and Non qualified Deferred Compensation" column of the Summary Compensation Table for the applicable year.
(d)	The total pension benefit adjustments for each applicable year include the aggregate of two components: (i)
the actuarially determined service cost for services rendered by Mr. Perrault during the applicable year (the
“service cost”); and (ii) the entire cost of benefits granted in a plan amendment (or initiation) during the applicable year that are attributed by the benefit formula to services rendered in periods prior to the plan amendment or initiation (the “prior service cost”), in each case, calculated in accordance with U.S. GAAP.
The amounts deducted or added in calculating the pension benefit adjustments are as follows:

Year	Service Cost	Prior Service Cost	Total Pension Benefit Adjustments
2022	$—	$—	$—
2021	$—	$—	$—
2020	$—	$—	$—

3	The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named officers as a group, (excluding Mr. Perrault, who has served as our PEO since 2009)(the "non-PEO NEOs") in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Carl M. Carlson, Michael W. McCurdy, James M. Cosman, and Darryl J. Fess; (ii) for 2021, Carl M. Carlson, Michael W. McCurdy, M. Robert Rose, and James M. Cosman; and (iii) for 2020, Carl M. Carlson, M. Robert Rose, Mark J. Meiklejohn and Darryl J. Fess.
4	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the non-PEO NEO's, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the non-PEO NEOs during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the non PEO-NEOs for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Less Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Reported Changes in the Actuarial Present Value of Pension Benefits	Average Pension Benefits Adjustments (b)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$1,121,016	$(234,186)	$163,199	$—	$—	$1,050,029
2021	$1,062,095	$(235,756)	$342,109	$—	$—	$1,168,448
2020	$859,540	$(146,583)	$81,130	$(32,543)	$1,635	$763,179

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

NAMED EXECUTIVE OFFICER COMPENSATION

Year	Average Year End Fair Value of Equity Awards	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Average Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in the Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$567,985	$192,593	$(29,394)		$—	$163,199
2021	$531,794	$319,527	$22,852		$—	$342,109
2020	$398,578	$133,131	$(52,001)		$—	$81,130

(b)	The amounts deducted or added in calculating the total pension benefit adjustments are as follows:

Year	Average Service Cost	Average Prior Service Cost	Average Pension Benefit Adjustments
2022	$—	$—	$—
2021	$—	$—	$—
2020	$26,414	$(24,779)	$1,635

5	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
6	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated.
7	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
8	Asset quality is based on net charges offs as a percentage of loans over the performance grant measurement period as compared to peers.

Financial Performance Measures

As more fully described in "Executive Compensation - Compensation Discussion and Analysis," the Company's executive compensation program reflects a variable pay-for-performance philosophy. The Compensation Committee selects metrics for the Company's short-term and long-term incentive awards that are intended to incentivize our executives to increase Company value for our stockholders. For the most recently completed fiscal year, the most important financial measures used by the Company to link executive compensation actually paid to the Company's Named Officers to the Company's performance are as follows:
•Total Return to Stockholders
•Asset Quality
•The Company's Internal Strategic Metric

Analysis of the Information Presented in the Pay versus Performance Table

As described in more detail in the "Executive Compensation - Compensation Discussion and Analysis," portion of this document, the Company's executive compensation program reflects a variable pay-for-performance philosophy. The Compensation Committee has developed a compensation philosophy over a period of years that is designed to attract, retain, and motivate executives to further the Company's long-term strategic plan and drive stockholder value. This program is designed to be fair and appropriate within the Company and the markets in which the Company operates. While the Company's program utilizes several performance metrics to align executive compensation with Company performance, all of

NAMED EXECUTIVE OFFICER COMPENSATION
those measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company's performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR

The amount of compensation actually paid to Mr. Perrault and the average amount of compensation actually paid the the Company's Named Officers as a group (excluding Mr. Perrault) is aligned with the Company's cumulative TSR over the three years presented in the table. The alignment of compensation actually paid with the Company's cumulative TSR over the period presented is important because a significant amount of the compensation actually paid to Mr. Perrault and the other Named Officers is comprised of performance based equity awards. These awards cliff vest at the end of a three-year term and the vesting of the awards is based on the Company's achievement of certain identified performance targets, including TSR. For more information about the Company's performance based equity awards, please see the "Executive Compensation - Compensation Discussion and Analysis," portion of this document.

Compensation Actually Paid and Net Income

The amount of compensation actually paid to Mr. Perrault and the average amount of compensation actually paid to the Company's Named Officers as a group (excluding Mr. Perrault) is generally aligned with the Company's net income over the three years presented in the table. The Compensation Committee considers net income among other financial performance factors when evaluating executive compensation decisions.

Compensation Actually Paid and Asset Quality

The amount of compensation actually paid to Mr. Perrault and the average amount of compensation actually paid to the Company's Named Officers as a group (excluding Mr. Perrault) is generally aligned with the Company's asset quality over the three years presented in the table. The Company uses asset quality as a performance measure for the attainment of performance goals for performance based equity grants. Asset quality is an important metric for the Company's overall performance given the business of each of the Banks involves making loans. Asset quality metrics are generally correlated with the performance of the Banks, and, by extension, the Company with regard to the financial health and performance of the Company.

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

The Company's 3-year cumulative TSR is less than the companies included in our peer group. There are several reasons for this:
•In 2022, the Company announced the acquisition of PCSB Financial and PCSB Bank. This resulted in increased merger charges related to this one time event throughout the year. In 2021, the Company outperformed peers.
•In 2020, the Company implemented ASU 2016-13, ""Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments," which requires the use of the current expected loss methodology, referred to as the current expected credit loss ("CECL"). In

NAMED EXECUTIVE OFFICER COMPENSATION
addition, in the first quarter of 2020, based on the then current forecast to evaluate the economic effects of the COVID-19 pandemic on the Company’s loan portfolios, the Company recorded a provision for credit losses of $54.1 million for the quarter ended March 31, 2020, compared to $3.6 million for the quarter ended December 31, 2019. This increase in provision was primarily driven by the forecasted economic effect of the COVID-19 pandemic.

AUDIT COMMITTEE REPORT
The Audit Committee currently consists of seven members of the Board, each of whom is independent under the Nasdaq rules and SEC rules and regulations applicable to Audit Committees. All members of the Audit Committee are financially literate under the applicable Nasdaq rules, and Thomas J. Hollister and John J. Doyle, Jr. are “audit committee financial experts” within the meaning of that term as defined by the SEC in Regulation S-K under the Exchange Act. The Board has adopted, and annually reviews, an Audit Committee charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibilities of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit function, evaluating the Company’s accounting policies and the Company’s system of internal controls that management and the Board have established, and reviewing material transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

The Audit Committee has reviewed and discussed the Company’s December 31, 2022 audited financial statements with management and with KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 1301, as amended (Codification of Statements on Auditing Standards, AU380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with KPMG LLP’s independence.

Based on the review and discussion referred to above, the Audit Committee recommended to the Board that the December 31, 2022 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC. We have selected KPMG LLP as the Company’s independently registered public accounting firm for the fiscal year end 2023, and have approved submitting the selection of the independent registered public accounting firm for ratification by the shareholders.

MEMBERS OF THE AUDIT COMMITTEE

Thomas J. Hollister (Chair)
Joanne B. Chang
John J. Doyle, Jr.
Margaret Boles Fitzgerald
John A. Hackett
Willard I. Hill, Jr.
Bogdan Nowak

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP currently serves as the Company's independent registered public accounting firm, and that firm conducted the audit of the Company's consolidated financial statements for the fiscal year ended December 31, 2022. The Audit Committee has appointed KPMG LLP to serve as the independent registered public accounting firm to conduct an audit of the Company's consolidated financial statements for the fiscal year ending December 31, 2023.

Although ratification by stockholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to stockholders is a matter of good corporate governance. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders. If our stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

It is anticipated that a representative of KPMG LLP will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of the fees for professional services rendered by KPMG LLP for the fiscal years ended December 31, 2022 and 2021:

Fee Category	2022	2021
Audit Fees(1)	$973,000	$913,000
Audit-Related Fees(2)	$—	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	20,000	7,500
	$993,000	$920,500

1
Audit Fees. Audit fees were for professional services rendered for the audit of the Company’s annual financial statements, the audit of internal controls over financial reporting, the review of quarterly financial statements, and the review of statutory and regulatory filings.

2	Audit-Related Fees. There were no audit-related fees for 2022 and 2021, respectively.
3
Tax Fees. Tax fees consist of fees billed for professional services for tax compliance, tax planning, and tax audit defense. The Audit Committee considered and determined that the provision for non-audit services provided by KPMG LLP is compatible with maintaining that firm's independence. There were no tax fees for 2022 and 2021, respectively.

4
All Other Fees. For 2022 other fees of $20,000 for the consent issued in connection with the Company's S-4 filings related to the acquisition of PCSB Financial Corporation and PCSB Bank; for 2021, $7,500 for consent issued in connection with the Company's S-8 filing.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

At present, our Audit Committee approves the engagement of KPMG LLP for audit and non-audit services before we engage KPMG LLP to provide those services except to the extent such approval is not required pursuant to our pre-approved audit services policy. Our Audit Committee has established a pre-approval policy consistent with the requirements of the SEC and PCAOB that allows management to engage KPMG LLP to provide certain, pre-specified services up to a pre-approved cost level with only an obligation to notify the Audit Committee of the engagement for those services at the Audit Committee’s next regularly scheduled meeting. Consistent with the pre-approval policy and the requirements of the SEC and PCAOB, the Committee pre-approved all of KPMG LLP 2022 fees and services to the extent required by the pre-approval policy.

PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, the Board of Directors is submitting for stockholder approval, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers as described in this Proxy Statement pursuant to Item 402 of Regulation S-K. As previously disclosed by the Company, the Board of Directors has determined that it will hold a non-binding advisory vote on executive compensation on an annual basis, and the next such stockholder advisory vote will occur at the 2023 Annual Meeting of Stockholders.

The resolution that is the subject of this proposal is a non-binding resolution and will not have any binding legal effect regardless of whether or not it is approved, and may not be construed as overruling a decision by the Company, the Board of Directors or the Compensation Committee or creating or implying any change to the fiduciary duties of the Board. Furthermore, because this non-binding resolution relates primarily to compensation that has already been paid or is contractually committed for the Named Officers, there is generally no opportunity for the Board to revisit those decisions. However, the Compensation Committee intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of the Company’s Named Officers.

The Company has five Named Officers listed in this Proxy Statement. The Company’s compensation program is designed to attract, motivate and retain the Named Officers who are critical to the Company’s success, offering a combination of base salary and both annual and long-term incentives that are closely aligned with the Company’s annual and long-term performance objectives. Please see the section titled “Compensation Discussion and Analysis” for additional information about the Company’s executive compensation programs.

We believe that the effectiveness of our compensation programs is demonstrated by the accomplishments of management over the last fiscal year as detailed in our discussion section titled “Compensation Discussion and Analysis.”

For these reasons, the Board of Directors recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the compensation of the Company’s Named Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, be approved.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED OFFICERS

PROPOSAL 4: ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE "SAY ON PAY" VOTES
As described in Proposal 3, above, in accordance with the requirements of Section 14A of the Exchange Act, the Company's stockholders are being provided with an opportunity to cast an advisory vote on the Company's executive compensation program. The advisory vote on executive compensation described in Proposal 3 is referred to as a "Say on Pay" vote.

Section 14A of the Exchange Act provides that at least once every six years the Company will provide stockholders with an opportunity to cast an advisory vote as to the frequency of the "Say on Pay" vote. This Proposal 4, commonly known as the "say on frequency" vote, gives stockholders an opportunity to cast a vote to have this say on pay vote take place every year, every two years, or every three years. Stockholders may vote for any of these three options, or may abstain from voting. Say on pay votes are included in the proxy materials for future annual shareholder meetings (or any special shareholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting).

The Board recognizes the importance of receiving regular input from the Company's stockholders on important issues such as executive compensation. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the Company's executive compensation philosophy is one that considers a well-structured compensation program to include features that drive shareholder value over both the short and long-term. Recognizing that the effectiveness of a compensation program that focuses on both short-term and long-term growth may not be measurable on an annual basis, the Company believes that it is valuable to receive annual input from stockholders on the Company's compensation programs annually. The Board will continue to consider the outcome of the say on pay votes when making executive compensation decisions.

THE BOARD RECOMMENDS A VOTE OF "1 YEAR" FOR PROPOSAL 4.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy materials for its 2024 Annual Meeting must be received by the Company on or before December 2, 2023 in order to be considered for inclusion in its proxy materials. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy materials. Any such proposal should be mailed to: Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116, Attn.: Corporate Secretary.

Stockholder proposals to be presented at the Company’s 2024 Annual Meeting, other than stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy materials for its 2024 Annual Meeting, must be received in writing at our principal executive office, together with the appropriate supporting documentation, not later than February 10, 2024, nor earlier than January 11, 2024, provided, however, that in the event the 2024 Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after the anniversary of this year’s Annual Meeting, the stockholder proposal must be so received by the later of the close of business on the ninetieth (90th) day prior to the scheduled date of the 2024 Annual Meeting or the tenth (10th) day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules and regulations governing the exercise of this authority. Any such proposals must be mailed to: Brookline Bancorp, Inc., 131 Clarendon Street, Boston, Massachusetts 02116, Attn.: Corporate Secretary.

Other Matters

The Board is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their discretion.

Miscellaneous

The Company will incur costs of soliciting proxies. Upon request, the Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and other of the Company’s employees may solicit proxies personally or by telephone without additional compensation.

BROOKLINE BANCORP, INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
PO BOX 1342
BRENTWOOD, NY 11717-0718

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 9, 2023 for shares held directly and by 11:59 P.M. ET on May 7, 2023 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BRKL2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 9, 2023 for shares held directly and by 11:59 P.M. ET on May 7, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D96660-P87263 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BROOKLINE BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Margaret Boles Fitzgerald	☐	☐	☐
1b. Bogdan Nowak	☐	☐	☐
1c. Merrill W. Sherman	☐	☐	☐
1d. Peter O. Wilde	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.

The Board of Directors recommends you vote 1 Year on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To hold a non-binding advisory vote on the frequency of future "say on pay" votes.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, CEO Letter to Stockholders and Annual Report on Form-10K are available at www.proxyvote.com.

D96661-P87263

BROOKLINE BANCORP, INC.
Annual Meeting of Stockholders
May 10, 2023 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of Brookline Bancorp, Inc., a Delaware corporation (the "Company"), hereby appoints Paul A. Perrault, Chief Executive Officer and Marissa Martin, General Counsel and Corporate Secretary, and each of them, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of the Company (the "Annual Meeting"), to be held on May 10, 2023, 11:00 AM EDT virtually at www.virtualshareholdermeeting.com/BRKL2023, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Annual Meeting and otherwise to represent the undersigned with all of the powers the undersigned would possess if personally present at the Annual Meeting. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side